================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          EXIGENT INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                          7373                      59-3379927
(State of Incorporation)           (Primary Standard              (IRS Employer
                               Industrial Classification          Identification
                                      Code Number)                    Number)

                         ----------------------------

                                1225 Evans Road
                        Melbourne, Florida   32904-2314
                                (407) 723-3999
                       (Address and telephone number of
                   Registrant's principal executive offices)

                          Jeffrey C. Clift, President
                          Exigent International, Inc.
                                1225 Evans Road
                        Melbourne, Florida   32904-2314
                                (407) 723-3999
           (Name, address and telephone number of agent for service)

                        Copy to: Lynn H. Wangerin, Esq.
                             Ogden Newell & Welch
                           1200 One Riverfront Plaza
                          Louisville, Kentucky 40202
                                (502) 582-1601

                         ----------------------------

     Approximate date of commencement of proposed distribution to public: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------------
Title of each class                                  Proposed maximum        Proposed maximum
of securities to be           Amount to be            offering price        aggregate offering         Amount of
    registered                 registered             per unit (1)(2)          price (1)(2)         registration fee (2)
- ------------------------------------------------------------------------------------------------------------------------
Common Shares                  3,520,245                $    0.881            $    3,101,336            $    1,070
Common Stock
  Purchase Warrants            1,070,270                $      (3)            $          (3)            $      (3)
- ------------------------------------------------------------------------------------------------------------------------

  (1) There is no offering price. The securities registered pursuant to this registration statement are currently held as follows: 300,000 shares and 425,000 warrants are held by Monogenesis Corporation, of which each holder of shares of Monogenesis Corporation will receive as a dividend 125 shares and 200 warrants; 1,704,430 shares and 229,896 warrants are held by the Software Technology, Inc. Restated Employee Stock Ownership Plan and Trust; 445,545 shares and 240,378 warrants are held by other shareholders of Exigent International, Inc. and 174,996 warrants are held by Joseph Walker & Sons, Inc. The Common Shares to be registered also include 1,070,270 shares issuable upon exercise of the Warrants.

  (2) Fee computation based upon book value of Software Technology, Inc., the wholly owned subsidiary of Exigent International, Inc., as of January 31, 1996.

  (3) The warrants are registered in the same registration statement as the Common Shares underlying the warrants and, therefore, no separate registration fee is required.

================================================================================

                          EXIGENT INTERNATIONAL, INC.

                             CROSS REFERENCE SHEET

                                                                                                             PAGE
ITEM NUMBER - PART I, S-1                                       LOCATION                                    NUMBER
- -------------------------                                       --------                                    ------
1.   Forepart of the Registration Statement and                 Same                                          1
     Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover                        Same                                         2, 81
     Pages of Prospectus

3.   Summary Information, Risk Factors and                      Summary; Risk Factors                        2, 6
     Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                                            Not applicable

5.   Determination of                                           Not applicable
     Offering Price

6.   Dilution                                                   Risk Factors - Dilution as a                  10
                                                                Result of ESOP

7.   Selling Security Holders /1/                               Risk Factors - Shares Available            11, 31
                                                                for Resale; The Distribution;
                                                                Principal Shareholders and
                                                                Security Ownership of Management

8.   Plan of Distribution                                       The Distribution                               11

9.   Description of Securities to Be Registered                 Securities                                     33

10.  Interests of Named Experts and Counsel                     Not applicable

11.  Information With Respect to the Registrant

     (a)  Description of business                               Business                                       14

     (b)  Description of property                               Business - Property                            22

     (c)  Legal proceedings                                     Same

     (d)  Market price of and dividends on the                  Risk Factors - Absence of                  11, 33, 36
          registrant's common stock and related                 Trading Market; Securities;
          stockholder matters                                   Dividends

- ----------------
/1/ The referenced section includes a description of the security holders whose shares are being registered pursuant to this registration statement. Some of the registered shares will be distributed immediately by Monogenesis Corporation to its shareholders.

ITEM NUMBER - PART I, S-1                                       LOCATION                                    NUMBER
- -------------------------                                       --------                                    ------
     (e)  Financial statements                                  Same                                           40

     (f)  Selected financial data                               Summary - Selected Financial Data               4

     (g)  Supplementary financial information                   Not applicable

     (h)  Management's discussion and                           Same                                           23
          analysis of financial condition and
          results of operations

     (i)  Changes in and disagreements with                     Not applicable
          accountants on accounting and
          financial disclosure

     (j)  Directors and executive officers                      Management                                     26

     (k)  Executive compensation                                Management - Executive                         29
                                                                Compensation

     (l)  Security ownership of certain                         Principal Shareholders and                     31
          beneficial owners and management                      Security Ownership of Management

     (m)  Certain relationships and related                     Management - Certain Transactions              30
          transactions

12.  Disclosure of Commission Position on                       Liability and Indemnification of               36
     Indemnification for Securities Act                         Directors and Officers
     Liabilities

Prospectus
- ----------

                          EXIGENT INTERNATIONAL, INC.
                                1225 Evans Road
                        Melbourne, Florida   32904-2314
                                 (407) 723-3999

                            3,520,245 Common Shares
                          (par value, $0.01 per share)
                    1,070,270 Common Stock Purchase Warrants

      Exigent International, Inc. (the "Issuer") is registering 3,520,245 Common Shares (the "Shares") and 1,070,270 Common Stock Purchase Warrants (the "Warrants"). Monogenesis Corporation ("Monogenesis") holds 300,000 Common Shares and 425,000 Warrants; other shareholders of the Issuer hold 2,149,975 Common Shares and 470,274 Warrants; Joseph Walker and Sons, Inc. holds 174,996 Warrants; and 1,070,270 shares are the Common Shares underlying the Warrants. See "Principal Shareholders and Security Ownership of Management" and "Securities." The Shares constitute approximately 63.4% of all classes of common stock of the Issuer and approximately 72.4% of the Common Shares (assuming exercise of all Warrants). Monogenesis will distribute to its shareholders 125 Common Shares and 200 Warrants for each share of Monogenesis stock held of record on __________ , 1996 (the "Distribution"). After the Distribution, Monogenesis will own approximately 1% of the outstanding Common Shares and all Monogenesis shareholders together will own approximately 5.2% of the outstanding Common Shares (assuming exercise of all Warrants). See "The Distribution."

      Each Warrant entitles the holder to purchase one Common Share of the Issuer at a price of $3.00 per share during the 36 month period commencing on the date of issuance of the Warrant. There can be no assurance that the price of a Common Share will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of Warrants to exercise such Warrants. See "Securities."

      The Distribution will be made as soon as practicable after the date of this Prospectus (the "Distribution Date"). The Issuer will not receive any consideration from the Distribution or any subsequent sale of the Shares, but will receive consideration if any Warrants are exercised. There is no current public trading market for the Shares or the Warrants and there can be no assurance that a market will develop after the Distribution. See "Risk Factors
 - Absence of Trading Market."

      The Issuer is a Delaware corporation. As a result of transactions entered into in connection with the Distribution, the Issuer owns all of the issued and outstanding stock of Software Technology, Inc., a Florida corporation formed in 1978. See "The Distribution."

                   __________________________________________

      THE COMMON SHARES AND WARRANTS DESCRIBED HEREIN INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."
                  ___________________________________________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   __________________________________________

                    A MONOGENESIS INSTITUTIONAL DISTRIBUTION

             The date of this Prospectus is ________________, 1996.

                             ADDITIONAL INFORMATION
                             ----------------------

     The Issuer will furnish annual reports containing audited financial statements to its shareholders. Additional unaudited reports may be provided to shareholders at such time as the Issuer may determine or as required by law. The Issuer is not currently required to file reports under the Securities Exchange Act of 1934 (the "1934 Act"), but expects to become subject to reporting requirements at the conclusion of the Distribution. See "The Distribution."

     The Issuer has filed a registration statement (which term shall include all amendments, exhibits and schedules) on Form S-1 under the 1933 Act with the Securities and Exchange Commission (the "Commission") in Washington, D.C. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement as filed including the exhibits thereto. The registration statement may be reviewed without charge at the Commission's principal place of business in Washington, D.C. Copies of the registration statement may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed prices. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document has been filed as an exhibit to the registration statement, reference is hereby made to such exhibit and each such statement is qualified in all respects by such reference.


                                    SUMMARY
                                    -------

     The following is a summary of certain information contained elsewhere in the Prospectus. Reference is made to, and this summary is qualified by, the more detailed information set forth in the Prospectus, which should be read in its entirety.


THE DISTRIBUTION
- ----------------

Distributed Company...................  Exigent International, Inc. (the
                                        "Issuer"), a newly formed Delaware
                                        corporation, acquired all of the
                                        issued and outstanding stock of
                                        Software Technology, Inc. ("STI") in
                                        exchange for 3,486,600 Common Shares
                                        and 697,320 Class B Common Shares of
                                        the Issuer.  See "Securities."  The
                                        Issuer also acquired all of the
                                        outstanding warrants of STI in
                                        exchange for 645,270 of its Warrants.
                                        See "The Distribution."

Distributing Company..................  Monogenesis Corporation, a Delaware
                                        corporation, pursuant to a resolution
                                        of its board of directors is
                                        distributing Common Shares and
                                        Warrants of the Issuer as a dividend
                                        to its shareholders of record on
                                        ___________, 1996.  See "The
                                        Distribution" and "Management -
                                        Certain Transactions."

Distribution Ratio....................  Each Monogenesis shareholder will receive 125 Common Shares, par value
                                        $0.01 per share, and 200 Warrants of
                                        the Issuer for each share of
                                        Monogenesis stock held by it.  See
                                        "The Distribution."

Distribution Agent....................  Mid-America Bank of Louisville and
                                        Trust Company, Monogenesis' transfer
                                        agent, will act as distribution
                                        agent, transfer agent and warrant
                                        agent for the Issuer.  See
                                        "Securities - Transfer Agent and
                                        Registrar."

Shares to be Distributed..............  The Common Shares to be distributed will constitute approximately 6.6% of
                                        the issued and outstanding Common
                                        Shares, and approximately 5.6% of the
                                        total issued and outstanding stock of
                                        all classes of common stock of the
                                        Issuer.  The Issuer will not receive
                                        any proceeds from the distribution of
                                        these shares.  However, the Issuer
                                        will receive consideration if any
                                        Warrants are exercised.  See "The
                                        Distribution" and "Securities."

Warrants to be Distributed............  The Warrants to be distributed will constitute approximately 37.5% of the
                                        issued and outstanding Warrants.
                                        Each Warrant entitles the holder to
                                        purchase one Common Share of the
                                        Issuer at an exercise price of $3.00
                                        per share and may be exercised during
                                        the 36 month period following
                                        issuance of the Warrant.  The Common
                                        Shares and the Warrants are
                                        separately transferable.  See
                                        "Securities."

Distribution Date.....................  Certificates representing the Shares and the Warrants will be mailed to
                                        Monogenesis shareholders as soon as
                                        practical after the date of this
                                        Prospectus.  See "The Distribution."

SALES OF SHARES AND WARRANTS BY
SELLING SHAREHOLDERS..................  2,149,975 Common Shares and all
                                        Warrants held by certain shareholders
                                        of the Issuer and by the Software
                                        Technology, Inc. Restated Employee
                                        and Stock Ownership Plan and Trust
                                        (the "ESOP") will be registered and
                                        available for resale by such
                                        shareholders subject to certain
                                        limitations.  See "Principal
                                        Shareholders and Security Ownership
                                        of Management."  These shares
                                        constitute approximately 56.8% of the
                                        issued and outstanding Common Shares,
                                        and approximately 47.9% of the total
                                        issued and outstanding stock of all
                                        classes of common stock of the
                                        Issuer.  The Issuer will not receive
                                        any proceeds from the sale of shares
                                        or Warrants held by these
                                        shareholders; however, it will
                                        receive proceeds if any Warrants are
                                        exercised.  See "Risk Factors -
                                        Shares Available for Resale" and "The
                                        Distribution."

Trading Market........................  There will be no immediate trading market for the Shares or the
                                        Warrants.  See "Risk Factors -
                                        Absence of Trading Market."
THE ISSUER
- ----------

     Exigent International, Inc. (the "Issuer"), a Delaware corporation, acquired all of the issued and outstanding stock of Software Technology, Inc. ("STI"), a Florida corporation, in exchange for stock of the Issuer. The Issuer also acquired all of the issued and outstanding warrants of STI in exchanged for Warrants. See "The Distribution."

     The Issuer's wholly owned subsidiary, STI, is a systems and software engineering firm which provides technical solutions for government and industry. STI specializes in command and control applications for ground, flight, test and process control relating to satellite technology. It also provides systems and software engineering services and commercial off-the-shelf ("COTS") products for real-time command, control and data acquisition systems such as OS/COMET(TM), a commercially available command and control development and support system. In addition, STI has developed and markets an airport security and control system, currently used primarily outside of the United States, and a data switching unit which provides rapid switching of data received to several devices simultaneously and is currently used by telecommunications companies and satellite ground stations. See "Business."

     The Issuer was incorporated on March 25, 1996. It's principal office is located at 1225 Evans Road, Melbourne, Florida 32904-2314. The telephone number is (407) 723-3999. STI was incorporated on June 13, 1978 and has the same principal office as the Issuer. See "Business - History."

SELECTED FINANCIAL DATA
- -----------------------

     The selected financial data is that of STI. The pro forma figures of net income per share and stockholders' equity per share reflect the capitalization of the Issuer.

- ----------------------------------------------------------------------------------------------
Statement of Earnings Data (1):
- ----------------------------------------------------------------------------------------------

                                                         Years Ended January 31,
                                                      (Amounts in thousands except
                                                           per share amounts)
- ----------------------------------------------------------------------------------------------
                                            1992       1993       1994       1995       1996
                                          ---------  ---------  ---------  ---------  --------
Revenues                                  $ 15,233   $ 14,913   $ 16,761   $ 19,761   $ 25,292
   Cost of Sales                           (12,519)   (12,234)   (13,401)   (16,064)   (19,408)

Gross Profit                                 2,714      2,679      3,360      3,697      5,884

   General and Administrative Expenses      (1,910)    (1,805)    (2,511)    (2,539)    (3,841)
   Research and Development Costs               (3)       (84)      (126)      (102)      (155)

Operating Income                               801        790        723      1,056      1,888
   Total Other Income (Expense)                 35         20        (13)        20         (1)

Income before Taxes                            836        810        710      1,076      1,887
   Income Tax Expense                         (323)      (357)      (216)      (354)      (755)

Net Income                                $    513   $    453   $    494   $    722   $  1,132

Net Income per Pro Forma Common
  Share (2)                               $   0.11   $   0.10   $   0.11   $   0.16   $   0.25

- ----------------------------------------------------------------------------------------------
Balance Sheet Data (1):
- ----------------------------------------------------------------------------------------------

                                                Years Ended January 31,
                                             (Amounts in thousands except
                                                  per share amounts)
- ---------------------------------------------------------------------------------
                                       1992     1993     1994     1995     1996
                                      -------  -------  -------  -------  -------
Total Assets                           $4,032   $4,224   $4,631   $6,471   $8,248

Total Long-Term Liabilities (3)        $   56   $    4      ---   $   17   $   10

Total Stockholders' Equity             $2,537   $2,901   $3,306   $3,939   $4,893

Stockholders' Equity Per Pro Forma
  Common Share (2)                     $ 0.57   $ 0.65   $ 0.74   $ 0.88   $ 1.09

- ---------------------------------------------------------------------------------

(1) The statement of earnings data for 1994, 1995 and 1996 and the balance sheet data for 1995 and 1996 were derived from the audited financial statements of STI which are included in their entirety elsewhere in this Prospectus. See "Financial Statements."

(2) Pro forma net income and stockholders' equity per share reflect the number of shares of the Issuer's common stock (including Class B Common Stock) which are issued and outstanding as of the date hereof (4,483,920 shares) for all years rather than the number of shares of STI actually outstanding on the applicable dates and have been rounded to the nearest cent. These figures do not include Common Shares which may be issued upon exercise of the Warrants. See "Capitalization."

(3) The total long-term liabilities amounts exclude the current portion of such obligations.


                                  RISK FACTORS
                                  ------------

     The securities described in this Prospectus involve a high degree of risk. Prior to investing, prospective investors in the Shares and the Warrants should consider the following factors inherent in, and affecting the business of, the Issuer and its subsidiary, STI.

     LIMITED NUMBER OF CUSTOMERS. Most of STI's business is developing software and systems for satellite ground stations. See "Business." There are a limited number of customers for this technology. In addition, more than 40% of STI's revenues are derived from two contracts and more than 55% of STI's revenues are derived from four contracts. Of these four contracts, three are with various agencies of the U.S. Government. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The expiration of any of these contracts without replacement with comparable contracts or the loss of any of any one of these contracts for any reason could materially affect STI's income. STI has designated diversification as a priority and has made progress in diversifying over the last three years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Management also hopes that product emphasis will minimize this risk.

     DEPENDENCE ON GOVERNMENT CONTRACTS. More than half of STI's current revenues come from contracts with various agencies of the U.S. Government with approximately 23% of such revenues attributable to contracts with the Naval Research Laboratory. See "Risk Factors - Limited Number of Customers." STI is working to expand its contracts with commercial entities but expects a large percentage of its revenues to continue to be derived from contracts with U.S. government agencies. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The loss or termination of any one of the larger government contracts due to funding cuts or contract termination contracts without renewal or replacement with contracts of similar value could significantly affect STI's performance. Most government contracts, even if they have a longer term, are cancelable by the government agency after the first or second year.

     FIXED PRICE CONTRACTS. STI principally performs under software development and/or operations and maintenance contracts. STI commits to deliver software that meets specific requirements for a fixed price that is negotiated prior to development. The proposed price is based on engineering estimates with suitable margins to accommodate reasonable contingencies. Should the actual cost to develop the software exceed the fixed price, STI must complete the contract and incur whatever losses result. See "Business - Products."

     DEPENDENCE ON SATELLITE COMMAND AND CONTROL INDUSTRY. Currently, most of STI's revenues are derived from products and services related to the satellite command and control industry. Should this industry take a substantial downturn and the number of satellites deployed be materially reduced, STI's new business opportunities would be limited significantly. However, management does not believe that a reduction is likely in the near future. See "Business." In addition, management is attempting to diversify STI's customer base as well as the industries in which it operates which, if successful, would minimize the impact of any decline in the industry.

     ONGOING SUPPORT REQUIREMENTS. STI has committed under various contracts and licenses to provide support and maintenance for certain of its software products. See "Business." Under these agreements, STI is required to maintain some number of staff members familiar with that version of the product to provide customer service.

     COMPETITION. STI believes it is one of only three companies in the United States which derive substantially all of their revenue from development of tracking, telemetry, command and control software related to satellites and satellite ground station support and is the largest of the three. In addition to these companies, at least eight large aerospace/defense contractors have developed tracking, telemetry, command and control software either in-house as primary contractors or through outsourcing or subcontractors (including STI in some cases). Thus, some of STI's competitors are also its customers. These larger competitors have significantly greater financial resources than STI, although income from such products represent only a small portion of their total revenue. See "Business - Competition." There can be no assurance that STI can continue to compete effectively with these companies or maintain them as customers while competing with them on other projects.

     CHANGING TECHNOLOGY. The computer industry is technology driven and shows rapid changes in what is state-of-the-art. To be successful in this industry, a company must be able to produce products, and to continuously update existing products, so that its products are at all times state-of-the-art. Any of STI's products could become obsolete at any time due to rapid technological changes and STI may not be able to update its products quickly enough to remain competitive. See "Risk Factors - Research and Development" and "Business - Research and Development."

     INTELLECTUAL PROPERTY RIGHTS. Under some government contracts, STI develops software that it decides to commercialize by investing additional research and development funds and then marketing the software as a product. In some cases, the government contracts preclude STI from selling the resulting product to any government agencies. If the primary market for a potential product is government agencies, STI may not be able to recover invested funds through sale of the product. Management of STI is aware of this issue and strives to reach agreements as to these matters at the inception of the contract to prevent any problems with limitations on resale.

     SECURITY CLEARANCE. Many of STI's contracts with government agencies require that certain of its employees and procedures meet security clearance requirements. STI has not had any problems meeting these requirements, but should one develop, it could lose a significant portion of its contracts.

     GENERAL ENVIRONMENTAL. STI is the lessee of several parcels of real estate on which its operations are located. Accordingly, STI is an "operator" under applicable state and federal environmental laws. As an operator, STI is potentially responsible for the clean-up of any hazardous or toxic materials that may be improperly located in any of its facilities. The development and manufacturing processes of STI do not generate any significant quantities of hazardous or toxic materials. See "Business - Manufacturing." The officers of STI are not aware of any hazardous materials improperly located at any of STI's facilities.

     RELIANCE ON EXISTING MANAGEMENT. STI's success is dependent upon the capabilities and reputation of its senior management and technical personnel and on their maintaining or enhancing existing relationships with STI's customers. See "Management." The loss of key officers, managers or senior technical staff could have a materially adverse affect on STI's business. In such event, there can be no assurance that STI could attract qualified replacements.

     SHORTAGE OF QUALIFIED EMPLOYEES. As a result of the expansion of the number of business users of computers and the expansion in demand for computer services and custom software programming, there is a short supply of computer professionals. The situation is not expected to improve in the near future. As a result, many computer programming companies have a year or two year backlog of high end computer applications awaiting programming. Thus, it is possible that STI could have problems finding, keeping and replacing employees. However, defense contractors have laid off many of their computer/engineering employees and this trend is expected to continue thereby creating a pool of employees who would likely have at least some of the expertise needed by STI. In addition, STI has developed and maintains an employee benefit program which management believes to be superior to that of most of its competitors which it believes will help it to attract and retain qualified employees.

     CAPITAL REQUIREMENTS. The Issuer and STI believe that they have sufficient capital to meet their needs through fiscal year 1997. Should additional capital be required in the future, however, there can be no assurance that the Issuer or STI will be able to obtain this funding or that sufficient debt or equity financing will be available to meet any such capital requirements. All of STI's accounts receivable and equipment are pledged as collateral on a term loan and line of credit and STI is prohibited from incurring additional indebtedness without the prior approval of the lender. In the event of a violation by STI of the loan documents, the lender could declare the indebtedness to be immediately due and payable and foreclose on the collateral.

     OS/COMET(TM) WARRANTY AND SUPPORT. During the past year, STI has sold its primary commercial product, OS/COMET(TM), to several large satellite programs and committed to support this product over the lifetime of these programs (10 years or more). There is no history of the cost to STI supporting this product. In fiscal year 1997, STI put maintenance contracts in place to cover the estimated cost of supporting OS/COMET(TM) during this time frame, but unusual problems beyond the reasonable expectations of STI could cost more to correct than the contract price.

     PATENTS AND COPYRIGHTS. The management of STI does not know of any circumstances in which any component of its products infringes on any intellectual property right of another. However, STI does not routinely do patent searches on its designs and there is a possibility that its computer hardware designs or software algorithms infringe on intellectual property rights of others, which rights may be protected by copyright, patent or other common law rights. In the event that STI has infringed on any such rights, it could be required to pay damages. In addition, if STI were unable to change the design of such product so that it no longer infringed on any intellectual property rights, it would lose the ability to sell such product as well as the benefits of all previous marketing efforts and name recognition associated with the product. Even if alterations to avoid any intellectual property problems were possible, the product as changed might not be successful in the marketplace.

     TRADEMARKS. Management of STI does not believe that it is infringing on the trademark of any other entity in the world. STI has recently filed an application to register the name "OS/COMET(TM)" with the U.S. Patent and Trademark Office ("PTO"). Based upon the results of a search of the records of the PTO, management believes that the application will mature to registration. In addition, the Issuer has filed an application to register its name "Exigent International" which application management also believes will mature to registration based upon a search of the PTO records. If either of those applications should be denied registration, STI and the Issuer may lose the benefits of previous marketing and name recognition. In addition, STI has not applied for or registered its name and may be unable to register it. Management is aware of at least one other company using the name. Although management does not believe the other company does business in the aerospace industry, if STI were prohibited from using the name, it would lose the benefits of name recognition and its previous marketing.

     LACK OF OPERATIONAL HISTORY. The Issuer was incorporated on March 25, 1996 and has not yet engaged in business other than the acquisition of STI as described in this Prospectus. See "The Distribution." It therefore has no earnings record. However, the Issuer's wholly owned subsidiary, STI, has been in business since 1978 and had earnings before payment of taxes of the following amounts for the fiscal years ended January 31: $1,887,141 for 1996; $1,075,935 for 1995; and $709,510 for 1994. See "Selected Financial Data" and "Financial Statements."

     CURRENT PROSPECTUS AND STATE "BLUE SKY" REGISTRATION OR EXEMPTION REQUIRED TO EXERCISE THE WARRANTS. Holders of the Warrants will have the right to exercise the Warrants to purchase Common Shares only if such shares qualify for sale under state securities laws or are exempt from qualification under applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside and there is available a current Prospectus permitting the sale of the Common Shares underlying the Warrants. The Issuer has undertaken and intends to use reasonable efforts to keep current a prospectus which will permit the sale of the Common Shares underlying the Warrants, but there can be no assurance that the Issuer will be able to do so. The Issuer is not required to qualify for sale the Common Shares in any state. The Warrants may lose some of all of their value if a prospectus covering the underlying shares is not kept effective or if the underlying shares are not, or cannot be, qualified in an applicable state. See "Securities."

     CONTROL BY HOLDERS OF CLASS B COMMON SHARES. The Issuer has two classes of voting stock issued and outstanding: Common Shares and Class B Common Shares. Although each holder of Common Shares and Class B Common Shares is entitled to one vote for each share of stock held, the holders of Class B Common Shares are entitled to elect 75% of the members of the board of directors of the Issuer (presently seven members). Holders of Common Shares (together with holders of Class D Common Shares and any voting Preferred Shares) are only entitled to elect 25% of the members of the board of directors (presently three members). (If the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding Common Shares and Class B Common Shares, all directors will be elected by the holders of all shares voting together.) Thus, holders of Class B Common Shares will control the board of directors and therefore, the Issuer. Except with respect to matters which require voting by class, shareholders of all classes will vote together on all other matters properly brought before the shareholders. See "Principal Shareholders and Security Ownership of Management" and "Securities."

     DIVIDENDS. The Issuer is newly formed and has not paid dividends. It's only significant source of earnings out of which to pay dividends will be dividends it receives from its subsidiary, STI. STI has historically paid dividends to its shareholders. It paid $177,955 and $88,977 in dividends in years ended in 1996 and 1995, respectively. See "Financial Statements." In connection with a loan agreement entered into in 1995, STI is prohibited from taking certain actions without the prior approval of the lender including (i) declaring or paying dividends in excess of the lessor of 25% of net income or $100,000, (ii) merging or consolidating or (iii) selling substantially all of its assets. There is no guarantee that STI, and therefore the Issuer, will pay dividends in the future.

     AUTHORIZATION OF PREFERRED STOCK. The Issuer's Certificate of Incorporation authorizes the issuance of Preferred Shares with designations, rights and preferences as determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Shares with dividends, liquidation, conversion, voting or other rights that could adversely affect the dividends, liquidation rights, voting rights or other rights of the holders of Common Shares. The voting rights of any Preferred Shares, however, are limited by the Certificate of Incorporation and cannot exceed the voting rights of any Common Shares. In the event of issuance, Preferred Shares could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Issuer. See "Securities."

     DILUTION AS A RESULT OF ESOP. STI has adopted an employee stock ownership plan, Software Technology, Inc. Restated Employee Stock Ownership Plan and Trust (the "ESOP"). The ESOP currently owns 1,704,430 Common Shares and 340,886 Class B Common Shares of the Issuer. It also owns 229,896 Warrants. Under the governing instrument of the ESOP, the Board of Directors, in its sole discretion, may give cash or issue stock, or cause the Issuer to issue stock to the ESOP, for the benefit of the employees of STI. At such times as stock is issued to the ESOP, such issuance results in dilution to the shareholders of the Issuer.

     ABSENCE OF TRADING MARKET. There is not an established public trading market for the Shares or the Warrants. There can be no assurance as to the prices at which the Shares or the Warrants will trade or that such prices will not be significantly below the book value per share of the Shares. Until the Shares and the Warrants are fully distributed and an orderly market develops (if at all), the prices at which the Shares or the Warrants trade may fluctuate significantly. Prices for the Shares and the Warrants will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market, investor perception of the Issuer and the industry in which the Issuer participates, and general economic and market conditions.

     SHARES AVAILABLE FOR RESALE. Approximately 35% of the issued and outstanding Common Shares of the Issuer (all shares except the Common Shares described in this Prospectus) are "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act of 1933 (the "1933 Act"). (Class B Common Shares may be converted to Common Shares.) Sales of securities by affiliates of the Issuer may also be subject to Rule 144 resale limitations. Currently, approximately 91% of the restricted securities are held by Dean W. Boley, Rudiger D. Lichti, Don F. Riordan, Jr. and Daniel J. Stark. See "Principal Shareholders and Security Ownership of Management." In general, under Rule 144, if adequate public information is available with respect to the Issuer, beginning 90 days after the date of this Prospectus a person who has satisfied a two year holding period may sell, within any three month period, a number of shares which does not exceed the greater of 1% of the then outstanding shares of the class of securities in question or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the issuer. Sales of restricted securities by a person who is not an affiliate of the issuer (as defined in the 1933 Act) and who has satisfied a three year holding period may be made without regard to volume limitations, manner of sale, notice or other requirements of Rule 144. The Issuer is unable to predict the effect that sales made pursuant to Rule 144 or other exemptions under the 1933 Act may have on the prevailing market price of the registered Common Shares, or when such sales may begin under the holding period requirements of Rule 144.


                                THE DISTRIBUTION
                                ----------------

     The Issuer initially issued 300,000 Common Shares and 425,000 Warrants to Monogenesis, a closed-end registered investment company pursuant to a Stock Purchase Agreement and Plan of Reorganization imposing certain obligations on Monogenesis attendant to the sale. See "Management - Certain Transactions." The Issuer then issued 3,486,600 Common Shares and 697,320) Class B Common Shares to shareholders of STI in return for all of the issued and outstanding stock of STI and 645,270 Warrants in return for all of the issued and outstanding warrants of STI. The former shareholders of STI became the owners of all of the issued and outstanding Class B Common Shares of the Issuer and approximately 92% of the issued and outstanding Common Shares of the Issuer which makes the former shareholders of STI the holders of approximately 93% of the issued and outstanding shares of all classes of stock of the Issuer. See "Principal Shareholders and Security Ownership of Management" and "Securities." Pursuant to a resolution of its Board of Directors, Monogenesis is distributing as a dividend to its shareholders

125 Common Shares and 200 Warrants of the Issuer for each share held of record on ___________________, 1996. The certificates for the Shares and the Warrants will be mailed on the date hereof or as soon thereafter as is practically possible.

     Shareholders of Monogenesis that receive Shares and Warrants will receive such securities as a dividend. No holder of Monogenesis stock will be required to pay any cash or other consideration for the Shares or the Warrants received in the Distribution or surrender or exchange Monogenesis stock in order to receive Shares or Warrants. Holders of the Warrants will be required to pay the exercise price to exercise the Warrants. See "Securities." The Issuer is paying the expenses of the Distribution which include legal, accounting, consulting, transfer agent and filing fees.

     Shareholders, including the recipients of Common Shares distributed by Monogenesis, will be able to sell their Shares and Warrants which are registered, at any time, although the sale of securities by affiliates is limited under Rule 144. It is expected that, at such time as registered Shares or Warrants are sold, such securities will be sold through the selling efforts of brokers or dealers. There is no agreement with any specific brokers or dealers relating to the Shares or the Warrants nor has any plan of distribution or sale of the Shares or Warrants been developed, other than the dividend distribution to Monogenesis shareholders described above.

     Prior to or on the effective date of the registration statement, the Issuer will file a registration statement under the 1934 Act registering the Shares and the Warrants thereunder. Such filing together with the filing of the registration statement under the 1933 Act will subject the Issuer to the reporting requirements of the 1934 Act and the Issuer will be a public company. The Issuer intends to apply for a listing of the Shares and the Warrants on a national exchange which reports transactions on a real time basis; however, there can be no assurance that the Shares and the Warrants will be so listed.


                                 CAPITALIZATION
                                 --------------

     The capitalization of STI (prior to its acquisition by the Issuer) and the pro forma capitalization of the Issuer (giving effect to the acquisition of STI) as of January 31, 1996 are as follows:

- --------------------------------------------------------------------------------------------------------
Capitalization of STI Prior to Acquisition:
- --------------------------------------------------------------------------------------------------------
      Stockholders' Equity:
           Common stock
                par value - $0.01 per share;
                800,000 shares authorized; 768,400 shares
                issued and 593,182 outstanding                                                $    7,684

      Paid-in capital                                                                             29,030
      Retained earnings                                                                        5,600,586

      Treasury stock, common 175,218 shares at cost                                             (744,763)
                                                                                              ----------

           Total Stockholders' Equity                                                         $4,892,537
                                                                                              ==========

- --------------------------------------------------------------------------------------------------------
Pro Forma Capitalization of the Issuer Assuming Acquisition of STI:
- --------------------------------------------------------------------------------------------------------
      Stockholders' Equity

           Common Shares
                par value - $0.01 per share;
                30,000,000 authorized
                3,786,600 shares issued and outstanding(1)                                    $   3,787

           Class B Common Shares
                par value - $0.01 per share;
                5,000,000 shares authorized;
                697,320 shares issued and outstanding                                               697

           Class D Common Shares
                par value - $0.01 per share;
                600,000 shares authorized;
                no shares issued and outstanding                                                    -0-
                                                                                             ----------

           Total Common Shares                                                               $    4,484

                Preferred Shares
                     par value - $0.01 per share;
                     10,000,000 shares authorized;
                     no shares issued and outstanding                           -0-

           Paid-in-capital                                                   29,030
           Retained earnings                                              4,855,823
                                                                         ----------

                Total Stockholders' Equity                               $4,889,337
                                                                         ==========
- --------------------------------------------------------------------------------------------------------

(1) In addition to the Common Shares of the Issuer held by former shareholders of STI, the issued and outstanding Common Shares of the Issuer include the 300,000 Common Shares issued to Monogenesis for $3,000. This number does not include the 1,070,270 Common Shares which my be issued upon the exercise of the Warrants. See "Securities."

    In August, 1995, STI entered into a loan agreement with Sun Bank, National Association, located in Melbourne, Florida. Under the agreement, the bank loaned STI $800,000 for the purpose of purchasing new equipment. The agreement also allows STI to borrow up to $1,800,000 under a revolving line of credit. The term loan bears interest at a rate equal to the prime rate set by the bank from time to time plus 0.375%. Interest is payable monthly and principal is payable in 36 monthly installments of $22,222.22 beginning April 1, 1996; provided that, all principal and interest is due and payable on or before February 28, 1999. The line of credit bears interest at a rate equal to the prime rate set by the bank from time to time plus 0.25%. Interest only is due and payable monthly; the principal balance is due and payable upon demand and must be paid in full for a period of at least 45 days during the first period ending June 28, 1996 and during each additional 12 month period in which the credit is available thereafter. As of March 5, 1996, STI had an outstanding principal balance of $90,000 under the line of credit.


                                    BUSINESS
                                    --------

GENERAL
- -------

    The Issuer was formed on March 25, 1996 by STI. It issued shares to the shareholders of STI in exchange for all of the issued and outstanding stock of STI. See "The Distribution." All of the Issuer's business operations are conducted through STI.

    STI is primarily a professional services company which develops computer solutions and systems under contract to both government and industry. Its research and development efforts primarily relate to satellite command and control systems. See "Risk Factors - Dependence on Satellite Command and Control Industry." Generally, the government contracts specify goals to be reached and estimate the number of hours of work of various levels of employees required to reach the goals. The contract price is based on pre-approved, hourly rates for employees' time with certain pre-approved overhead costs figured in. If the goals are met in fewer hours, the contract rate is lowered. If it takes more hours than estimated to meet goals, fees are reduced on a pro rata basis based on actual hours delivered versus the number of hours estimated in the contract. Longer term government contracts are also generally subject to revisions to the terms and reductions in fees after one or two base years. See "Risk Factors - Fixed Price Contracts."

     Most of STI's commercial contracts contain "firm fixed price" agreements. These agreements generally call for a specified set of requirements to be delivered at a negotiated price. If STI's development costs yield a result that is less than fixed price, STI will make a profit on that contract. If STI's development costs exceed the fixed price, STI will have a loss on that contract. These types of contracts are typically broken down into a set of milestones with progress payments made at each milestone. These are generally called earned value milestones and help STI and the customer track the program status and provide STI with cash flow.

     Typical customers for products and services of STI are:

     . Various agencies of the U.S. government (some classified) using satellites for communication or defense.

     . Telecommunication companies, particularly those focused on low-earth-orbit satellite systems for use for cellular phone services.

     . Aerospace and defense contractors developing computerized weaponry and defense systems employing satellite technology.

     .    Engineering firms.

     .    Foreign agencies controlling airports and airport security.

     Currently, approximately 52% of STI's revenues are derived from contracts with approximately 30 different government agencies. See "Risk Factors-Dependence on Government Contracts." The largest government contracts, representing approximately one-third of the revenues from the government, are with the Naval Research Laboratory ("NRL") Space Systems Division. In addition, Loral Federal Systems and STI, as subcontractor, were awarded a five year contract to use commercial off the shelf workstations and software to upgrade the Global Positioning Systems ("GPS") ground command and control functions. STI is providing its OS/COMET/TM/ command and control software and engineering services as part of the Loral contract. GPS's 24 satellites provide worldwide navigation data for military and civilian aircraft, spacecraft and land and marine applications. The new system will replace a slower mainframe-based system and legacy software which were costly to maintain.

     STI's remaining revenues come from three commercial customers with the bulk of such revenues, approximately 27% of STI's total revenues, coming from its contract with Motorola/1/, Inc. to provide the ground software for the IRIDIUM/(R)//2/ program (currently believed to be the largest commercial space program) which will control interconnected low earth orbit satellites to provide communication worldwide using hand-held wireless telephones. See "Risk Factors - Limited Number of Customers."

     STI has expertise in the following areas:

           .    Real-time Space Systems
           .    Satellite Ground Stations
           .    Command and Control
           .    Satellite Simulators
           .    Process Automation
           .    Test and Data Systems
           .    Networks and Systems Integration
           .    Professional Training

STI has played a prominent role in Navy, NASA, Air Force and BMDO space programs since 1978. STI has also provided systems solutions to major corporations including Lockheed-Martin, Loral, Motorola, Rockwell, GE Astro Space, Allied Field Engineering, Harris and Perot Systems.

     STI's experience includes providing ground, flight and test support to the NRL Space System Division on advanced research and development and mission critical systems, including the advanced control system software, for NRL's state-of-the-art ground stations; the OSSE experiment software for NASA's Compton Gamma Ray Observatory; software engineering systems, management and analysis to develop a nationwide network for Perot Systems; X Window graphical user interfaces for the AT&T Telstar 4 and NASA Mars Observer SSTI satellite checkout stations for GE Astro Space; and data acquisition and control software used worldwide in the power control centers of electric utility, transportation and oil companies for Harris Controls Division.

     In addition to developing, marketing and supporting certain products, STI provides engineering and training services such as: system engineering to assist in defining and specifying quantifiable, testable system requirements; software engineering to improve software quality and productivity supported by formal review, configuration control and audits by the STI quality assurance and configuration management staff; integration and testing services for black box level through system integration and final acceptance test according to Department of Defense and industry standards; systems management in distributed computing systems and information networks; and professional training services including hands-on and interactive multi-media, computer-based training.
- ------------
/1/  Motorola is a registered trademark of Motorola, Inc.
/2/  IRIDIUM/(R)/ is a registered trademark and service mark of Iridium, Inc.

     STI is a charter member of the Software Engineering Institute's Industry Affiliates Program and applies the SEI's software quality program.

PRODUCTS
- --------

     In addition to providing software engineering, systems engineering, integration and management and professional training services, STI has designed and developed and manufactures and markets certain commercial products. STI owns all of the rights in some of its products while other products were developed by STI under contracts with customers to which products the customer retains certain rights. See "Business - Research and Development." Descriptions of STI's main commercial products follow.

     OS/COMET/TM/. OS/COMET/TM/ is a general-purpose, integrated tool set and run-time environment for the development of sophisticated command-and-control software. STI receives approximately 3% of its revenues from the license of, and maintenance agreements relating to, OS/COMET/TM/. STI originally developed the OS/COMET/TM/ family of software products for the support of satellite ground stations and for spacecraft integration and testing environments. Due to flexibility of design and robust architecture, OS/COMET/TM/ software is readily adaptable to virtually any feedback control requirement, such as factory automation or supervisory process control. Currently, STI is developing OS/COMET/TM/ prototype applications for the pipeline industry and factory automation. The OS/COMET/TM/ systems can be run on any of several inexpensive, POSIX-compliant UNIX/TM/ workstations and make extensive use of the X Window System/TM/ and the OSF/Motif/TM/ graphical user environment standards.

     The OS/COMET/TM/ environment, together with user-developed applications and data bases, can be configured to satisfy most requirements for command, control and data monitoring systems. Part of OS/COMET/TM/'s efficiency and popularity is attributable to the elimination of redundancy. When any part of millions of lines of custom software codes or attendant hardware designs developed during past engineering projects may be applicable to new programs, these tested codes and/or designs (also known as objects) may be identified by the user and temporarily integrated into the new program. Using OS/COMET/TM/, the objects may be tested by simulation to see if the integration will achieve the desired result. Then the lines of code are appropriately utilized or not. Along the same lines, OS/COMET/TM/ enables migration and consolidation of such object and attendant hardware designs as may be useful from any of the predominant engineering platforms to the task at hand. Use of OS/COMET/TM/ results in reduction of software development and systems design and integration costs.

     The development of the initial version of the COMET/TM/ software was funded by the NRL under contract and the NRL retains certain rights to distribute that version of COMET/TM/ within the government. STI retains the exclusive rights to OS/COMET/TM/, the derivative version of COMET/TM/ which is UNIX based, although STI has agreed to license to the NRL the derivative version, OS/COMET/TM/, for their applications at no cost. Other governmental entities which want to use the newer version will be required to pay license fees.

     TOTAL AIRPORT SECURITY AND CONTROL SYSTEM. STI has developed an airport security and control system designed to mitigate terrorist threats and enhance airport security. STI receives approximately 0.5% of its revenues from the license of this product. The system works basically as follows: Baggage, including all carry-on items are bar coded at check-in. Passenger's faces are recorded in the computer and correlated with the luggage. Airport security can track passengers and baggage from check-in to boarding. Baggage handlers, check-in counters, customs, immigration, boarding gates and security checkpoints are able to share data and video images via a high speed network of personal computers. As passengers approach the boarding gate, the ticket taker scans the bar code affixed to carry-on luggage with a hand-held scanner. If a passenger attempts to board with carry-on luggage that was not in that passenger's possession at check-in, the system alerts security personnel. Likewise, if checked luggage is loaded on the aircraft and the corresponding passenger does not board, the system alerts security personnel. Most of the current customers of this product are outside of the United States.

     MODEL 2032 DATA SWITCHING UNIT. This STI hardware product was developed for use by satellite ground stations. However, the largest market for the product is the telecommunications industry. The data switching unit allows data received to be switched to several devices simultaneously. It is six times faster than existing conventional products. STI receives approximately 0.5% of its revenues from the sale of the data switching unit.

     VALUE ADDED REMARKETER LICENSE. STI has entered in a remarketer license with SL Corporation pursuant to which STI is entitled to incorporate SL software into derivative products and distribute such products so long as they add functionality to STI's products, are not a commercially acceptable substitute for SL's products, are not competitive as a general purpose tool and do not provide access to programmable libraries. End users must license the copies of the SL software embedded in the derivative products. SL's software is a dynamic graphics engine. STI derives approximately 1% of its revenues from these derivative products.

RESEARCH AND DEVELOPMENT
- ------------------------

     STI is primarily a professional services company providing research and development ("R&D") for specific projects or tasks under contract to both government and industry. Much of its R&D activities are funded under contracts with government or industry. STI does however fund R&D for development or enhancement of certain products which management believes are commercially marketable. Generally, most of its contract funded R&D relates to satellite command and control, developing systems for the ground and space segments of the aerospace/defense industry and phone systems providers in the telecommunications industry. Often through these projects, STI identifies potential software product offerings for commonly used functions. These concepts are evaluated and, based on estimated costs and commercial sale potential, funded and developed by STI as separate products. The emphasis placed on low cost solutions by STI customers mandates the need for reusable software components and products.

     STI spent $154,856 in the fiscal year ended January 31, 1996, and $102,533 and $126,478 respectively for the years ended in 1995 and 1994 on company sponsored R&D. With respect to the commercial development and enhancement of OS/COMET/TM/ STI has spent $2,000,000 over four years. See "Business - Products." This product was initially developed over the course of ten years through contract funded R&D. The cost of developing the high speed data switching unit was approximately $100,000 and of developing the airport security system, approximately $50,000. The latter uses mostly off-the-shelf software.

     Presently, STI's R&D efforts, in addition to contract funded R&D, are focused on enhancing the OS/COMET/TM/ product, developing an object oriented data base system to complement OS/COMET/TM/ and attempting to penetrate new markets. The proposed OS/COMET/TM/ enhancements include improved tools relying heavily on graphics for increased utility and ease of operation. Proposed future R&D projects include continued development of OS/COMET/TM/ focusing on applications which target specific opportunities and further development of the airport security system adding additional image recognition capabilities and laser scanning. See "Risk Factors - Changing Technology."

     All four of STI's facilities are available for R&D activity. See
"Business - Property." Each facility has extensive computer resources and is networked to all other facilities. The following equipment owned by STI is fully engaged for design development tasks:

     .    40 Sun workstations
     .    1 HP 9000 workstation
     .    50 McIntosh computers
     .    30 PC compatible computers
     .    4 Vax computers
     .    20 terminals
     .    Corporate network (Internet)

MARKETING
- ---------

     According to the Aerospace Industries Association, space related sales within the aerospace/defense industry (including satellite and launch vehicles) for 1995 were $27.0 billion, an increase of 1.4% over 1994 and are expected to be $28.1 billion for 1996. See "Risk Factors - Dependence on Satellite Command and Control Industry." STI's management believes that approximately 10% of such funds are spent for software development costs. Although the military and civil space agency sectors are shrinking, the commercial sector of the aerospace industry, particularly satellite communications, has been expanding. According to industry studies, there are in excess of 900 satellite missions pending through 2004. Communications satellites make up at least two-thirds of the pending launches of which more than two-thirds of those are proposed commercial launches, by such companies as Hughes, Lockheed-Martin, Loral, Motorola and TRW.

     Most of STI's opportunities to bid on contracts for systems development, software engineering or support are derived through solicitation of, or by initiation from, STI's existing customers. STI's solicitation efforts are made through four in-house sales personnel.

     Prospects for STI's commercial products such as OS/COMET/TM/ and the data switching unit are generated through direct mail solicitation handled by an advertising firm. STI has also recently entered into a joint marketing agreement to market OS/COMET/TM/ with a division of Harris Computer Systems Corp. located in Fort Lauderdale, Florida in connection with its sale of Harris Nighthawk computer systems. Approximately one-third of the Nighthawk systems are used by customers for various engineering applications involving telemetry to which OS/COMET/TM/ is applicable. In addition, STI advertises in Space News Magazine and participates in various trade shows.

     Prospects for sale of the airport security system are generated in cooperation with World Wide Security Systems, Inc., an independent airport security consulting firm that markets the system as an affiliate of STI.

BACKLOG
- -------

     STI estimates that its backlog orders believed to be firm as of January 31, 1996 and 1995 were $46,753,100 and $35,528,657. Approximately $17,631,000 of the
1996 backlog relates to the unfunded portion of government contracts. STI estimates that 45% of its backlog on January 31, 1996 will be completed during the fiscal year which will end on January 31, 1997. See "Risk Factors - Shortage of Qualified Employees."

COMPETITION
- -----------

     STI is best known for its development of command and control technology for low earth orbit communication satellite systems. See "Risk Factors - Dependence on Satellite Command and Control Industry." In general, aerospace/defense contractors must obtain or produce this type of software in connection with the manufacture and sale of satellites, but place little emphasis on this relatively small area and often contract with other companies, such as STI, to provide the software. Thus, many of STI's customers are also its competitors and provide, in some circumstances, similar products as STI as well as engaging STI to provide products. See "Risk Factors - Competition." In addition, there are not many "independent" competitors because of the expertise involved and the cost of failure. Satellite systems and command and control software are considered "mission critical." Without software that is able to control the satellite, a multi-billion dollar satellite or constellation of satellites could be placed in orbit and be unable to perform to mission specifications.

     STI believes it is one of only three, and the largest of these three, "independent" companies nationwide that derive substantially all of their revenues from development of tracking, telemetry and command and control software related to satellites and satellite ground station support. In addition to its two direct competitors, STI competes with many of the large aerospace/defense contractors which are also often its customers. See "Risk Factors - Competition." Companies within the professional services sector of the computer industry are also potential competitors of STI. However, with the exception of IBM through a subsidiary, Federal Systems Company which has been sold to Loral Corporation (an aerospace/defense contractor), STI is not aware of any contracts for development of satellite tracking, telemetry or command and control software awarded to these types of companies. Many computer professional services companies, such as Computer Sciences Corporation, do service satellite ground stations with information technologies, such as systems to organize, archive, interpret and analyze telemetered data. These and other computer companies also may compete with some of STI's COTS products.

     STI's two direct competitors which also derive substantially all of their revenue from the development of satellite related software are Integral Systems, Inc. and Talarian Corporation. Integral Systems, Inc. is a 13 year old public company with gross revenues in the $9 million range which has approximately 85 employees. Talarian Corporation is a seven year old privately held company with approximately 16 employees that derives most of its income from contracts with Lockheed-Martin. Its gross revenues are in the $4 million range.

     There are eight leading aerospace/defense contractors in the United States that derive revenues from space related sales, most of which have developed tracking, telemetry and command and control software in-house as primary contractors, through sub-contractors and through outsourcing. However, revenues derived from development of such software represent only a minuscule portion of their total revenue. The software is nevertheless essential to their contracts to manufacture satellites. These aerospace/defense contractors are all significantly larger than STI with significantly greater resources. See "Risk Factors - Competition." They are GRC International, Harris Corporation, Hughes Electronics Corporation, Lockheed-Martin Corporation, Loral Corporation, Northrop Grumman Corporation, Rockwell International Corporation and TRW, Inc. See "Risk Factors - Competition."

MANUFACTURING
- -------------

     In addition to providing software and system development and professional services, STI produces certain computer software and hardware products. Basically, software kits consist of the software license, registration card, documentation and diskettes. A vinyl insert holds the diskettes and a binder organizes the documentation which may include 1,000 or more pages. Each kit is labeled and shrink-wrapped. With the exception of documentation, materials are obtained on an as-needed basis. Two employees can easily produce several kits per day. All of STI's products are high price/low volume; therefore, very little inventory need be maintained.

     In order to provide its high speed switch matrix (hardware), STI contracts out the production of the circuit board, purchases components and assembles and tests the product in-house just prior to shipment. This is a high margin very low volume item sold primarily for use in satellite ground stations. STI generally has a 120 day lead-time to deliver the product and, therefore, does not need to keep it in inventory.

     All of the materials used in producing the software kits and the high speed switch matrix are available from a variety of vendors. Thus, STI has not had, and does not expect to have, any problems obtaining competitive prices from suppliers or in effecting quick deliveries.

PROPERTY
- --------

     STI's and the Issuer's corporate headquarters are located in Melbourne, Florida near the "Space Coast." STI is currently leasing a 29,000 square foot building pursuant to a ten year lease which will expire on December 1, 2005. STI has the right to renew the lease for two additional five year terms and has an option to purchase the property which may be exercised during certain periods prior to the expiration of the fifth year and of the tenth year of the lease. The purchase price is the fair market value of the property determined by appraisal, but in no event less than the outstanding balance on the mortgage.

     In addition to the corporate headquarters, STI leases 15,296 square feet of space in Alexandria, Virginia which lease will expire August 31, 1998 (subject to STI's right to renew for up to two additional one year terms), approximately 2,300 square feet of space in Denver, Colorado which lease will expire on December 30 of this year, and 1,046 square feet of space in LaPlata, Maryland which will expire October 14, 1997 (subject to STI's right to renew for up to three additional one year terms).

     STI believes that, with the new addition to its headquarters, its space needs will be met until 1998. To meet anticipated growth requirements after 1998, STI will lease additional office space as necessary. Due to the nature of its business, there are no special facility issues to consider since software development can be conducted in standard office space and its manufacturing requirements are minuscule and most often handled through sub-contractors.

EMPLOYEES
- ---------

     STI had 247 employees, of which 224 were salaried engineers, on January 31, 1996. Of these employees, approximately 50% work at corporate headquarters in Florida, 35% in the Virginia and Maryland offices in the Washington, D.C. area, and 5% at the Colorado office with the remaining 15% working out of several offices and/or their homes. Approximately 90% work in software development with the remaining 10% in administrative positions. See "Risk Factors -Shortage of Qualified Employees."

HISTORY
- -------

     The Issuer was formed as a Delaware corporation in 1996 to acquire all of the issued and outstanding stock of STI. See "The Distribution." STI, a Florida corporation, was formed in 1978 to take advantage of a contract with the NRL obtained by four aerospace engineers. The contract was to support an NRL ground station, the software for which the four has written as employees of various large aerospace/defense contractors. This contract established STI's working relationship with the NRL which continues to be one of its two largest customers. The expertise and technology acquired through its efforts for the NLR enabled STI ro pursue related work with other customers including NASA, the Air Force and commercial space companies. The intensive software engineering discipline developed by STI in support of mission critical space systems also enabled STI to diversify into other software related fields such as process control and information systems.

     Out of its experiences over the years and in furtherance of its diversification efforts, STI has been able to identify and develop software products based on commonly occurring requirements in programming for the satellite industry and now offers these as "commercial off-the-shelf" products that complement its aerospace engineering expertise.

     In 1993, Motorola awarded STI a long-term contract to develop most of the software required for its IRIDIUM project which STI believes is the leading technological model for low-earth orbit satellite systems for point-to-point cellular phone communications in the world. It will consist of a constellation of 66 satellites. More recently, in 1995, STI was awarded a $4,000,000 contract to provide similar software for the GPS Group System being developed by Loral Federal Systems. With these contracts, STI has further diversified its business and reduced its reliance on government contracts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------

     The following is management's discussion and analysis of (i) STI's financial condition as of January 31, 1996 compared with the fiscal years ended January 31, 1995 and 1994; (ii) STI's operations for the years ended January 31, 1996, 1995 and 1994; and (iii) STI's financial condition and results of operations for fiscal years ended January 31, 1996, 1995 and 1994.

     LIQUIDITY. As of January 31, 1996, STI's ratio of current assets to current liabilities was 2.1 down from 2.3 for the year ended January 31, 1995. This decrease is due to the large accounts receivable balances accumulating over this period as a result of the Motorola contract. The average collection period was 86 days for the fiscal year 1996, down from 99 days for the year ended January 31, 1995. Again, this fluctuation is due to the Motorola contract which is paid based on milestones. The quick liquidity ratios were 2.0 and 2.2 for the fiscal years ended January 31, 1996 and 1995, respectively.

     STI's cash portfolio (cash and cash equivalents) increased $261,444 at January 31, 1996. The increase is due to: cash provided by operating activities of $2,592,895, cash used in investing activities of $(1,247,133) and cash used in financing activities of $(1,084,318). The cash provided by operating activities increased primarily due to an increase in cash received from customers. STI's cash portfolio decreased $(959,367) at January 31, 1995. The decrease is due to: cash used in operating activities of $(1,036,133), cash used in investing activities of $(689,295) and cash provided by financing activities of $766,061. The decrease in cash used in operating activities is primarily due to an increase in payments made to suppliers and employees.

     In fiscal year 1996 and 1995 STI acquired $1,122,226 and $526,512, respectively, of capital assets compared with $198,883 in 1994. This was due primarily to the increase in the number of STI's commercial contracts (as opposed to government contracts) in fiscal year 1996 and 1995. These contracts required the purchase of substantial additional computing resources. Capital for equipment purchases is expected to slow for the next two fiscal years as STI has now modernized and acquired sufficient computer resources for expected operations. This increase in capital assets in fiscal year 1996 also had a large impact on depreciation expense and affected operating activities. In fiscal year 1996 and 1995, STI also spent $161,785 and $162,783, respectively, in capitalized research and development costs to develop the new product, OS/COMET, compared to none in fiscal year 1994.

     Cash used in financing activities for fiscal year 1996 was $(1,084,318) of which $900,000 was used to pay off the $900,000 borrowed under a line of credit in fiscal year 1995 when $766,061 of cash was provided by financing activities. Dividends of $0.30, $0.15 and $0.15 per share were paid in fiscal year 1996, 1995 and 1994, respectively, and totaled $177,955, $88, 977 and $88,977. Cash flow used in financing activities for fiscal year 1994 was $(191,895). Principal payments on long-term debt amounted to $6,363, $6,562 and $32,341 in fiscal years 1996, 1995 and 1994, respectively.

     As of January 31, 1996 and 1995, STI had bank line of credits of $1,800,000 and $900,000, respectively. Draws against the line as of January 31, 1996 and 1995 were $0 and $900,000, respectively. Management believes existing cash, funds generated by operations and the available line of credit will be sufficient to meet STI's operating requirements in fiscal year 1997.

     PROVISION FOR INCOME TAXES. The effective rate for the year ending January 31, 1996 was 40%, up 21% from the fiscal year 1995 effective rate of 33%. The increase is primarily from the state taxes on the increased taxable income and increased sales in other states. The notes to the Financial Statements describe the differences between the U.S. statutory and effective income tax rates.

     ANALYSIS OF OPERATIONS. Sales for the period ending January 31, 1996 were $25,291,635, up 28% from fiscal year 1995 sales of $19,760,600. These sales reflect a 51% to 49% government to commercial revenue split compared to a 69% to 31% split in fiscal year 1995. Fiscal year 1995 sales were 18% higher than fiscal year 1994 sales of $16,760,901. Gross profit jumped from $3,696,993 (18.7% of sales) to $5,883,499 (23.3% of sales) from the year ended January 31, 1995 to the year ended January 31, 1996. Gross profit for fiscal year 1994 was consistent with 1995 at $3,360,152 (20.0% of sales). Net income rose from $493,610 (2.9% of sales) in 1994 to $722,210 (3.6% of sales) in 1995 to
$1,131,741 (4.5% of sales) in 1996). Management attributes these increases to STI's successful transition from the defense related industry to commercial operations in a short period of time and the higher margin on commercial fixed price contracts compared to cost plus government contracts.

     Fiscal year 1995 saw STI obtain its first significant commercial contracts from Motorola when it was engaged to provide satellite ground station software for a constellation of satellites that will provide worldwide cellular telephone service. The Motorola contract allowed STI to leverage its technology into the commercial arena. In fiscal year 1996, STI repeated this feat by winning a contract to provide similar software for the Global Positioning Satellite (GPS) System. With these two contracts, STI is involved in the two premier satellite endeavors taking place today. STI is also teamed with the GPS incumbent in pursuit of the next generation satellite system.

      The current contract base provides sufficient backlog to maintain STI through FY 1997. STI invested in excess of $1,000,000 over the last 18 months in its premier software product OS/COMET. This investment facilitated the significant contract awards that management believes would have been impossible otherwise. Commitment to maintain support for the product will continue through fiscal year 1997 and is necessary to deliver the services under contract.

      STI opened its third branch office in LaPlata, Maryland in October 1995 to support the GPS contract efforts and is already expanding that facility. STI completed expansion of its corporate headquarters to facilitate its increased commercial activity. These increased facility costs should not affect STI's overhead as these increases were made to accommodate existing needs and not future expansion. The commercial satellite business is projected to continue with strong sales worldwide and is expected to show moderate increases throughout the end of the decade, providing additional opportunities for STI.

      Demand for software engineers is expected to provide new opportunities for STI, but will place a premium on the efforts to retain the current work force. This risk will put additional pressure on overall payroll costs, but should be an industry wide phenomenon. Management believes that benefits offered by STI remain above the level of its competition and should help to stabilize its workforce. Overhead costs for benefits should remain flat and maintain the same percentage of wages for fiscal year 1997. Management believes it is important that STI not reduce benefits while the software engineer demand remains high. To do so and hold costs stable has been a management challenge and will continue to be so in the near future; however, increased competition in the health insurance market has helped to ease some of this pressure. Maintaining STI's comprehensive benefit plan will also facilitate its ability to sustain an effective recruiting campaign.


                               LEGAL PROCEEDINGS
                               -----------------

      Neither the Issuer nor STI is currently involved in any material legal proceedings.

                                   MANAGEMENT
                                   ----------

OFFICERS AND DIRECTORS OF THE ISSUER AND STI
- --------------------------------------------


NAME                       POSITION WITH THE ISSUER (1)   POSITION WITH STI
- ----                       ----------------------------   -----------------
Jeffrey C. Clift           President, Director            President, Director

Don F. Riordan, Jr. (2)    Secretary/Treasurer, Director  Secretary/Treasurer,
                                                          Director

William K. Presley         Chairman of the Board, Vice    Chairman of the Board,
                           President, Director            Vice President, Director

Thomas O. Chewning, Jr.    Vice President, Director       Vice President, Director

Jack D. Daily              Vice President, Director       Vice President, Director

David J. Nowacki (2)       Vice President, Director       Vice President, Director

Daniel J. Stark            Vice President, Director       Vice President, Director

James A. Traficant         Vice President, Director       Vice President, Director

David R. Reading           Vice President                 Vice President

Dean W. Boley              Director                       Director

P. Bradley Walker          Director                       Director

- ---------------------------------------------------------------------------------------

(1) All persons listed have held such positions with the Issuer since May 1, 1996.

(2)  Mr. Riordan and Mr. Nowacki are the Trustees of the ESOP.

     Officers serve at the discretion of the Board of Directors. Directors hold office until the next annual meeting of shareholders and until their successors have been elected and accept office. Directors receive directors' fees of $3,500 per year. Mr. Walker is employed by STI as a management consultant through Joseph Walker & Sons, Inc. and received $48,000 during the 1996 fiscal year. See "Management - Certain Transactions."

      Dean W. Boley, age 58, was one of the founders of STI and has been a director and employee of STI since its beginning in 1978. He has held various offices with STI including the office of President. He retired from STI in October 1992. He received his B.S. in Petroleum Engineering from West Virginia University in 1961.

      Thomas O. Chewning, Jr., age 51, is currently a Vice President of STI. He is also Director of Engineering for STI. Mr. Chewning has been a director and President, Secretary and Treasurer of STI. He began his employment with STI in 1982. He attended Duke University and received a B.S. in Math in 1967 and M.S. EE in 1969, both from the Florida Institute of Technology.

     Jeffrey C. Clift, age 40, has been a director of STI since February 1993 and President and Chief Executive Officer of STI since October 1992. Prior to becoming President, Mr. Clift had been Director of Operations for STI since 1988. From 1983 to 1988, he was a Software/Systems engineer for STI. As a Software/Systems engineer, he gained experience in the analysis, design and development of real-time software systems for Department of Defense satellite applications including space data processing, satellite system and subsystem testing, ground station operations, mission support and payload processing. From 1978 to 1982, he was a software engineer for Harris Corporation. Mr. Clift received a B.S. EE in 1977 from the University of Florida.

     Jack D. Daily, age 54, has been a director of STI since 1988. He has also been a Vice President and Director of Field Operations. Currently, Mr. Dailey is Director of Space Operations. He began employment with STI in 1981. He received his B.S. in Mathematics in 1965 from the University of Alabama and completed course work at the University of Miami in the masters program for Management Science.

     David J. Nowacki, age 43, has been a director of STI since 1989 and a Vice President of STI since 1991. Since November 1992, he has also been the Melbourne Operations Manager and is responsible for operations at STI's Melbourne facility. He has been an employee of STI since 1980. Prior to his employment with STI, he was a software engineer with the RCA Service Corporation on the Eastern Test Range from 1976 to 1980 where he was assigned to a missile tracking ship. Mr. Nowacki received a B.S. in Mathematics from Waynesburg College in Pennsylvania in 1974 and an M.S. in Mathematics from West Virginia University in 1976.

     William K. Presley, age 49, has been a director of STI since 1987, Chairman of the Board since 1989 and Vice President (or President in 1990) since 1987. He has been employed by STI since July, 1983 as a chief systems engineer. He received his B.S. EE from Auburn University in Alabama in 1969.

     David R. Reading, age 53, has been a Vice President of STI since 1991. He is also Director of Space Operations. He has been employed by STI since 1980 and was a director of STI from 1992 to 1994. He received a B.S. in Computer Science from University College of Maryland in 1981.

     Don F. Riordan, Jr., age 49, has been a director of STI since 1980 and Secretary/Treasurer and Chief Financial Officer since 1991 as well as holding the offices of Chairman of the Board, Vice President, Secretary and Treasurer at various times prior to 1991. He has been employed by STI since 1979 and, in addition to administrative duties, writes and tests access software. Prior to joining STI, Mr. Riordan was project leader on several projects for the Air Force Eastern Test Range in Cape Canaveral as well as an on-site programmer for several Air Force ETR Missile Tracking

Stations. He received his B.S. in Mathematics from Wake Forest University in North Carolina in 1968.

     Daniel J. Stark, age 53, has been a director of STI since 1978. He has been a Vice President since 1983. He has also held the offices of President, Chairman of the Board, Secretary and Treasurer as well as Vice President in certain years prior to 1983. He has been an employee of STI from 1993 to the present and from 1978 to 1989. From 1989 to 1993, he was a software engineer with, and an owner of, Sysgen International Inc. where he developed the interface command and telemetry CTRUS box to the COMET operating system as well as other projects, many of which were related to the COMET operating system. Prior to joining STI, Mr. Stark was a system programmer with the RCA Service Corporation from 1976 to 1978. Mr. Stark received a B.A. in Mathematics from Bellarmine College in Louisville, Kentucky in 1965 and an M.S. in Mathematics from the Florida Institute of Technology in 1971.

     James A. Traficant, age 34, has been a director of STI since 1990, Vice President and Director of Advanced Programs since 1993 and an employee of STI since 1984. Mr. Traficant currently is involved in the development and management of the Advanced Programs Division. As Director of Business Development, he worked with a founder and the President of STI to establish long term growth and diversification strategy for STI during which time STI was awarded contracts with commercial firms. He was also instrumental in STI's involvement in the IRIDIUM program. Mr. Traficant received his B.S. in Electrical Engineering from Geneva College in Pennsylvania in 1984 and his M.B.A. from George Washington University in Washington, D.C. in 1992.

     P. Bradley Walker, age 37, became a director of STI in March 1996. He has been a consultant to Joseph Walker & Sons, Inc. (which provides consulting services to STI) since 1992. He is also the sole proprietor of PBW Consulting. He has been the Chairman and an owner of The Walker Group, Inc., a family holding company, for the past eight years. He is also Secretary of Monogenesis Corporation. The Walker Group, Inc., as a shareholder of Monogenesis, will own stock of the Issuer after the Distribution.

EXECUTIVE COMPENSATION
- ----------------------

     The following table sets forth the compensation of the President (the Chief Executive Officer), the four most highly compensated executive officers and the most highly compensated employee of STI who is not also an executive officer for the fiscal years ending January 31, 1996, 1995 and 1994. The Issuer has not paid any compensation.

                           Summary Compensation Table
                           --------------------------

- -------------------------------------------------------------------------------------------
                                                                              Long-Term
                                         Annual Compensation                 Compensation
- -------------------------------------------------------------------------------------------
                                                         Other Annual      Restricted Stock
Name and                         Salary     Bonus      Compensation (1)       Awards (2)
Principal Position         Year   ($)        ($)             ($)                  ($)
- -------------------------------------------------------------------------------------------
Jeffery C. Clift           1996  116,928    25,013          3,500               24,987
 President, CEO            1995  112,752    30,000          3,500                  -0-
                           1994  104,400    20,000          3,500                  -0-
- -------------------------------------------------------------------------------------------
Thomas O. Chewning, Jr.    1996  106,312     7,013          3,500               39,310
 Vice-President            1995  101,476    11,000          3,500                  -0-
                           1994   85,539     4,000          3,500                  -0-
- -------------------------------------------------------------------------------------------
Rudiger D. Lichti          1996   78,025       -0-            -0-              110,556
                           1995   77,360       -0-            -0-                  -0-
                           1994   69,927       -0-            -0-                  -0-
- -------------------------------------------------------------------------------------------
Don F. Riordan, Jr.        1996   82,212       -0-          3,500              110,556
 CFO, Secretary/           1995   76,206       -0-          3,500                  -0-
 Treasurer                 1994   69,838       -0-          3,500                  -0-
- -------------------------------------------------------------------------------------------
Daniel J. Stark            1996   87,034       -0-          3,500              110,556
 Vice President            1995   86,503       -0-          3,500                  -0-
                           1994   39,040       -0-          3,500                  -0-
- -------------------------------------------------------------------------------------------
James A. Traficant         1996  107,532   110,005          3,500              124,025
 Vice President            1995  101,700    33,000          3,500                  -0-
                           1994   86,016    25,000          3,500                  -0-
- -------------------------------------------------------------------------------------------

(1)  These are annual director's fees.

(2) STI issued a total of 46,986 shares in restricted stock bonuses for fiscal year 1996 valued at $659,214. Of these shares, 36,563 shares valued at $512,979 were issued to the persons listed in this table. The value of all of STI's shares at the end of the 1996 fiscal year was

     $9,783,400. All restricted stock was vested upon grant. Dividends will be paid to the extent paid on any shares. STI has a history of paying annual dividends. All shares of stock of STI were exchanged for Common Shares and Class B Common Shares as of the date hereof. See "The Distribution."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
- --------------------------------------------------------------
COMPENSATION DECISIONS
- ----------------------

     Prior to this year, executive compensation was determined by STI's board of directors which consisted of executive officers of STI. Effective for fiscal year 1997, STI established a compensation committee. The members of the current committee are Dean Boley, Dave Nowacki, Don Riordan and Brad Walker. The compensation committee is working on an executive stock incentive plan which will use the Issuer's Class D Common Shares. The Class D Common Shares would be convertible to Common Shares based upon a participant's performance. Officers and divisional managers would be eligible to participate at the discretion of the President. Various scoring groups would be established under which the participants will be scored and through which shares will be distributed.

CERTAIN TRANSACTIONS
- --------------------

     Brad Walker, a director of STI since March of 1996, provides consulting services to STI through Joseph Walker & Sons, Inc. ("JWSI") which received $48,000 in consulting fees from STI during the past year as well as warrants. See "Principal Shareholders and Security Ownership of Management." In addition, upon completion of the Distribution, JWSI will receive additional fees of $45,000. JWSI also expects to provide consulting services to STI and the Issuer in the future from which fees Mr. Walker is expected to benefit.

     In addition, Mr. Walker is Secretary of Monogenesis and Chairman and control shareholder of The Walker Group, Inc. which will receive shares of stock of the Issuer from Monogenesis in the Distribution.

                      PRINCIPAL SHAREHOLDERS AND SECURITY
                            OWNERSHIP OF MANAGEMENT
                            -----------------------

     The following table sets forth information with respect to ownership of issued and outstanding stock and warrants of the Issuer by management and 5% or greater shareholders as of the date hereof:


                                                                 Total Number of     Percent    Number of
                                                                 Securities Owned      of      Registered
Name and Address                      Title of Class             Beneficially (1)   Class (2)  Shares (3)
- ---------------------------------------------------------------------------------------------------------
Dean W. Boley                 Common Shares                          553,160           15%       138,290
439 Bentley Street            Class B Common Shares                  110,632           16%
Oviedo, Florida               Common Stock Purchase Warrants          74,610            7%
- ---------------------------------------------------------------------------------------------------------
Thomas O. Chewning, Jr.       Common Shares                           61,755            2%        15,439
931 Fostoria Drive            Class B Common Shares                   12,351            2%
Melbourne, Florida            Common Stock Purchase Warrants           8,328            1%
- ---------------------------------------------------------------------------------------------------------
Jeffrey C. Clift              Common Shares                            8,905            *          2,226
571 Wethersfield Place        Class B Common Shares                    1,781            *
Melbourne, Florida            Common Stock Purchase Warrants           1,200            *
- ---------------------------------------------------------------------------------------------------------
Jack D. Daily                 Common Shares                           13,435            *          3,359
135 Moncure Drive             Class B Common Shares                    2,687            *
Alexandria, Virginia          Common Stock Purchase Warrants           1,812            *
- ---------------------------------------------------------------------------------------------------------
Rudiger D. Lichti             Common Shares                          253,470            7%        63,368
304 Palm Court                Class B Common Shares                   50,694            7%
Indialantic,  Florida         Common Stock Purchase Warrants          34,188            3%
- ---------------------------------------------------------------------------------------------------------
William K. Presley            Common Shares                           11,645            *          2,911
635 Kenwood Court             Class B Common Shares                    2,329            *
Satellite Beach, Florida      Common Stock Purchase Warrants           1,572            *
- ---------------------------------------------------------------------------------------------------------
David R. Reading              Common Shares                            7,135            *          1,784
695 Caribbean Road            Class B Common Shares                    1,427            *
Satellite Beach, Florida      Common Stock Purchase Warrants             960            *
- ---------------------------------------------------------------------------------------------------------
Don F. Riordan, Jr.           Common Shares                          257,790            7%        64,448
414 LaCosta Street            Class B Common Shares                   51,558            7%
Melbourne Beach, Florida      Common Stock Purchase Warrants          34,770            3%
- ---------------------------------------------------------------------------------------------------------
Daniel J. Stark               Common Shares                          552,430           15%       138,108
5180 Sandlake Drive           Class B Common Shares                  110,486           16%
Melbourne, Florida            Common Stock Purchase Warrants          74,514            7%
- ---------------------------------------------------------------------------------------------------------
James A. Traficant            Common Shares                           44,200            1%        11,050
8305 Peach Court              Class B Common Shares                    8,840            1%
Fairfax Station, Virginia     Common Stock Purchase Warrants           5,964            1%
- ---------------------------------------------------------------------------------------------------------



                                                                 Total Number of     Percent    Number of
                                                                 Securities Owned      of      Registered
Name and Address                      Title of Class             Beneficially (1)   Class (2)  Shares (3)
- ---------------------------------------------------------------------------------------------------------
P. Bradley Walker (4)         Common Shares                              63,750         2%        63,750
12 Green Brier                Class B Common Shares                           0         0%
Parkersburg, West Virginia    Common Stock Purchase Warrants            102,000        10%
- ---------------------------------------------------------------------------------------------------------
STI ESOP (5)                  Common Shares                           1,704,430        45%     1,704,430
1226 Evans Road               Class B Common Shares                     340,886        49%
Melbourne, Florida            Common Stock Purchase Warrants            229,896        21%
- ---------------------------------------------------------------------------------------------------------
Joseph Walker & Sons, Inc.    Common Shares                                   0         0%             0
88 Walker Creek Road          Class B Common Shares                           0         0%
Walker, West Virginia         Common Stock Purchase Warrants            174,996        16%
- ---------------------------------------------------------------------------------------------------------
Total number of shares        Common Shares                           1,574,205        42%       441,365
 owned by directors and       Class B Common Shares                     302,091        43%
 executive officers as a      Common Stock Purchase Warrants            305,730        29%
 group (4)
- ---------------------------------------------------------------------------------------------------------


      * Less than 1%.

      -------------------------------------------------------------------------

      (1) Except as described below, all owners have sole voting power and sole investment power over all shares listed. The number of shares owned does not include shares allocated to such person's account in the ESOP.

      (2) These figures do not include any Common Shares or Class B Common Shares which could be issued upon the conversion of the outstanding Warrants. Holders of the Warrants could receive up to 1,070,270 Common Shares. See "Securities".

      (3) None of the Class B Common Shares will be registered. All of the Warrants are registered.

      (4) The shares listed as beneficially owned by Mr. Walker are owned by The Walker Group, Inc. Mr. Walker is Chairman and control shareholder of The Walker Group, Inc. See "Management - Certain Transactions."

      (5) The ESOP shares are voted by the trustees. Don Riordan and David Nowacki are currently the trustees.

      Joseph Walker and Sons, Inc. ("JWSI") performed certain consulting services for STI and the Issuer in partial consideration of which it received warrants of STI which it exchanged for 174,996 Warrants of the Issuer which constitute approximately 16% of the total issued and outstanding Warrants. If all of the Warrants are exercised by JWSI and no other Warrants are exercised or shares issued, JWSI will own approximately 4% of the issued and outstanding Common Shares.

                                  SECURITIES
                                  ----------

DESCRIPTION OF CAPITAL STOCK
- ----------------------------

     COMMON SHARES. The Issuer is authorized to issue 30,000,000 Common Shares, par value $.01 per share, of which 3,786,000 shares were issued and outstanding as of the date of this Prospectus. There will be approximately 2,023 holders of the issued and outstanding Common Shares after the Distribution. See "Principal Shareholders." The holders of Common Shares of the Issuer are entitled to one vote per share on all entitled matters including the election of directors and do not have cumulative voting rights. With respect to the election of directors, holders of Common Shares (together with holders of Class D Common Shares and of any Preferred Shares with voting rights) voting as a separate class are entitled to elect 25% of the members of the Board of Directors of the Issuer. Holders of Class B Common Shares are entitled to elect the remaining directors. See "Risk Factors - Control By Holders of Class B Common Shares." Notwithstanding the foregoing, if, on the record date for any shareholders' meeting at which directors are to be elected, the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding voting shares of all classes, all directors will be elected by the holders of all voting shares voting together.

     The holders of Common Shares have a noncumulative $.05 per share annual dividend preference over non-stock dividends paid on Class B Common Shares (described below) from funds legally available for dividends when, as and if declared by the Board of Directors of the Issuer. See "Risk Factors - Lack of Dividends." In addition, holders of Class B Common Shares may not receive any dividends unless holders of Common Shares receive a dividend per share at least equal to the dividend per share paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Common Shares in Common Shares and only if the same number of Class B Common Shares will be paid with respect to each outstanding Class B Common Share. The payment of dividends may also be subject to preferential or identical rights, if any, of the holders of other outstanding securities. See "Risk Factors - Authorization of Preferred Stock." Common Shares or Class B Common Shares may not be combined or subdivided without at the same time making a proportionate combination or subdivision of the shares of the other of such classes.

     Holders of Common Shares are also entitled to share ratably in all of the assets of the Issuer available for distribution to holders of common shares (including Class B Common Shares and Class D Common Shares) upon liquidation, dissolution or winding up of the affairs of the Issuer subject to the preference of holders of Common Shares, but only to the extent of the par value of such Common Shares, and subject to any preferential rights of the holders of any other outstanding securities. See "Risk Factors - Authorization of Preferred Stock." Common Shares do not have preemptive, subscription or conversion rights and are not subject to call or redemption (there are no applicable sinking fund provisions). All Common Shares now outstanding are fully paid and nonassessable.

     CLASS B COMMON SHARES. In addition to Common Shares, the Issuer is authorized to issue 5,000,000 Class B Common Shares, $.01 par value per share, of which 697,320 shares were issued and outstanding as of the date hereof. See "Principal Shareholders." Holders of Class B Common Shares have the right to one noncumulative vote per share on all matters on which they are entitled to vote. For the election of directors, the holders of a majority of Class B Common Shares are entitled to elect 75% of the members of the Board of Directors. If, on the record date for any shareholders' meeting at which directors are to be elected, the number of issued and outstanding Common Shares, Class D Common Shares and voting Preferred Shares is less than 10% of the aggregate number of issued and outstanding voting shares of all classes, all directors will be elected by the holders of all voting shares voting together. If more than 90% of the aggregate number of issued and outstanding Common Shares, Class B Common Shares, Class D Common Shares and voting Preferred Shares are Class B Common Shares, the holders of a majority of Class B Common Shares will in practice be able to elect all of the members of the Board of Directors. See "Risk Factors - Control By Holders of Class B Common Shares."

     Holders of Class B Common Shares are entitled to receive dividends when, as and if declared subject to a non-cumulative $.05 per share annual dividend preference on each Common Share. See "Risk Factors - Lack of Dividends." In addition, holders of Class B Common Shares may not receive any dividend unless holders of Common Shares receive a dividend per share at least equal to the dividend per share paid to holders of Class B Common Shares. Stock dividends may only be paid to holders of Class B Common Shares in Class B Common Shares and may only be paid in shares at all if the same number of Common Shares will be paid with respect to each outstanding Common Share. The payment of dividends may also be subject to preferential or identical rights, if any, of the holders of other outstanding securities. See "Risk Factors - Authorization of Preferred Stock."

     Holders of Class B Common Shares are also entitled to share ratably in all of the assets of the Issuer available for distribution to holders of common shares (including Common Shares and Class D Common Shares) upon liquidation, dissolution or winding up of the affairs of the Issuer, subject to the preference of holders of Common Shares, but only to the extent of the par value of such Common Shares, and subject to any preferential rights of other shareholders. See "Risk Factors -Authorization of Preferred Stock." Holders of Class B Common Shares have preemptive rights only as to Class B Common Shares. Class B Common Shares are not subject to call or redemption (there are no applicable sinking fund provisions). All Class B Common Shares now outstanding are fully paid and nonassessable.

     In addition, the Board of Directors must seek the approval of a majority of the holders of Class B Common Shares to grant rights to subscribe for, purchase or issue shares of authorized and unissued Class B Common Shares. Common Shares or Class B Common Shares may not be combined or subdivided without at the same time making a proportionate combination or subdivision of the shares of the other of such classes. Each share may also be converted into one Common Share at any time at the option of the holder.

     At this time, approximately 49% of the issued and outstanding Class B Common Shares are owned by the ESOP. See "Principal Shareholders and Security Ownership of Management." The ESOP, as the controller of 49% of shares of the outstanding Class B Common Shares, is the largest shareholder of Class B Common Shares. The holders of Class B Common Shares elect 75% of the directors and generally control the Issuer. See "Risk Factors - Control By Holders of Class B Common Shares."

     CLASS D COMMON SHARES. Class D Common Shares are a convertible security created in order to secure highly motivated executive personnel for the Issuer and its subsidiaries and take the place of compensation stock options, although the Issuer remains authorized to issue stock options. There are 600,000 Class D Common Shares authorized at $.01 par value per share. Class D Common Shares are identical to Common Shares and have equal rights and privileges with Common Shares except as described below. Class D Common Shares are nontransferable. The Board of Directors, by resolution, may authorize the issuance of Class D Common Shares; provided that, each such resolution contains a formula under which the shares may be converted to Common Shares. In no case may the Board of Directors set any conversion rights which could result in the issuance of more than ten Common Shares for each Class D Common Share. At the close of business on the fifth anniversary of the date of a resolution authorizing the issuance of any Class D Common Shares, such issued and outstanding but unconverted shares will be deemed to have been converted at the rate of one Common Share for each such Class D Common Share. There are no issued and outstanding Class D Common Shares as of the date of this Prospectus.

     PREFERRED SHARES. The Board of Directors of the Issuer, by resolution, has the authority to issue, in one or more series, up to 10,000,000 Preferred Shares. Such unissued shares will have such preferences, rights and limitations as are established by the Board of Directors except that the voting rights, if any, of one Preferred Share may not exceed the voting rights of one Common Share. See "Risk Factors - Authorization of Preferred Stock." There are no issued and outstanding Preferred Shares as of the date of this Prospectus.

     COMMON STOCK PURCHASE WARRANTS. The Issuer has issued and outstanding 1,070,270 Common Stock Purchase Warrants, each Warrant entitling the holder to purchase one Common Share of the Issuer. The Warrants may be exercised at any time during the 36 month period beginning on the date of this Prospectus at an exercise price of $3.00 per share, subject to adjustment, by surrendering the Warrant to the Warrant Agent with the subscription properly completed and executed with payment of the exercise price. No fractional Common Shares will be issued in connection with the exercise of Warrants. The Issuer has no right to call the Warrants.

     If a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder will have no further rights with respect to the Warrants. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance that a market for the Warrants will develop or continue. See "Risk Factors - Absence of Trading Market." If the Issuer is unable to qualify for sale the Common Shares underlying the Warrants (or the shares are exempt from qualification) in the states in which the various holders of the Warrants then reside, holder of the Warrants may have no choice but to let the Warrants expire. See "Risk Factors - Current Prospectus and State 'Blue Sky' Registration or Exemption Required to Exercise the Warrants."

     A holder of Warrants will not have any rights or privileges of a shareholder of the Issuer prior to exercise of such Warrants. The Issuer will keep available a sufficient number of authorized Common Shares to permit exercise of the Warrants.

     The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment in the event of stock dividends, stock splits, combinations, reorganizations, subdivisions and reclassifications. No assurance can be given that the market price of the Issuer's Common Shares will exceed the exercise price at any time during the term of the Warrants.

     The Warrants were issued pursuant to a Warrant Agreement between the Issuer and Mid-America Bank of Louisville and Trust Company (the "Warrant Agent"). All descriptions of the Warrants are qualified in their entirety by reference to the Warrant Agreement which is included as an exhibit to the Registration Statement of which this Prospectus is a part.


TRANSFER AGENT, REGISTRAR AND WARRANT AGENT
- -------------------------------------------

     The transfer agent and registrar for the Common Shares and the Warrant Agent is Mid-America Bank of Louisville and Trust Company, P.O. Box 1101, Louisville, Kentucky 40201-1101.


                                   DIVIDENDS
                                   ---------

     The Issuer has not paid any dividends. STI has paid dividends of $177,955 and $88,977 for fiscal years ended in 1996 and 1995 respectively. In connection with a loan agreement entered into in 1995, STI is prohibited from declaring or paying dividends in excess of the lesser of 25% of net income or $100,000, among other actions, without the prior approval of the lender. There is no guarantee that STI, and therefore the Issuer, will pay dividends in the future. See "Risk Factors - Dividends" and "Authorization of Preferred Stock."


                        LIABILITY AND INDEMNIFICATION OF
                             DIRECTORS AND OFFICERS
                             ----------------------

     Officers and directors of the Issuer are covered by certain provisions of the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Issuer, which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES
- -------------------------------------------------

     Delaware has enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the legislation, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission by including certain provisions in its Certificate of Incorporation.

     The Issuer's Certificate of Incorporation limits the liability of its directors to the Issuer or its shareholders (in their capacity as directors, but not in their capacity as officers) to the fullest extent permitted by the legislation. Specifically, the directors of the Issuer will not be personally liable for monetary damages for breach of director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Issuer or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.


INDEMNIFICATION
- ---------------

     The Issuer's Certificate of Incorporation provides that the Issuer indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers of the Issuer, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

     In addition, Section 7.1(a) of the Issuer's Bylaws provides that the Issuer must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Issuer) by reason of the fact that such person is or was a director, officer, employee or agent of the Issuer, or is or was serving at the request of the Issuer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Issuer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Issuer, and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

     Section 7.1(b) of the Issuer's Bylaws provides that the Issuer must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Issuer to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Issuer or is or was serving at the request of the Issuer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Issuer, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Issuer unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 7.1(d) of the Issuer's Bylaws provides that any indemnification under Sections 7.1(a) and (b) (unless ordered by a court) shall be made by the Issuer only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders of the Issuer. To the extent, however, that a director, officer, employee or agent of the Issuer has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith, without the necessity of authorization in the specific case under Section 7.1(c).

     Under Section 7.1(e), expenses incurred by a director, officer, employee or agent of the Issuer in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Issuer in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Issuer.

     The indemnification and advancement of expenses provided by or granted pursuant to the Issuer's Bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of shareholders or disinterested directors or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, it being the Issuer's policy that indemnification of the persons specified in the Bylaws shall be made to the fullest extent permitted by law. The indemnification and advancement of expenses provided by, or granted pursuant to the Issuer's Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


                                 LEGAL MATTERS
                                 -------------

     The Issuer has been advised with respect to certain legal aspects of the offering by Ogden Newell & Welch, 1200 One Riverfront Plaza, Louisville, Kentucky 40202.


                                    EXPERTS
                                    -------

     The financial statements of STI at January 31, 1996, 1995 and 1994, and for each of the years in the three year period ended January 31, 1996, appearing in this Prospectus have been audited by Hoyman, Dobson & Company, P.A., Certified Public Accountants, 215 Baytree Drive, Suite 1, Melbourne, Florida 32940, independent auditors, as set forth in its report thereon appearing elsewhere herein. The financial statements are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.

                             FINANCIAL STATEMENTS
                             --------------------


                               TABLE OF CONTENTS
                               -----------------

                           Software Technology, Inc.
                  Years ended January 31, 1996, 1995 and 1994


                                                                            PAGE
                                                                            ----
Independent Auditor's Report - March 22, 1996                                41

Balance Sheets - January 31, 1996 and 1995                                   42

Statements of Income and Retained Earnings - For the Years Ended
  January 31, 1996 and 1995                                                  44

Statements of Cash Flows - For the Years Ended January 31, 1996 and 1995     45

Notes to Financial Statements - January 31, 1996 and 1995                    47

Independent Auditor's Report - March 31, 1995                                60

Balance Sheets - January 31, 1995 and 1994                                   61

Statements of Income and Retained Earnings - For the Years Ended
  January 31, 1995 and 1994                                                  63

Statements of Cash Flows - For the Years Ended January 31, 1995 and 1994     64

Notes to Financial Statements - January 31, 1995 and 1994                    66

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Software Technology, Inc.

We have audited the accompanying balance sheets of Software Technology, Inc. as of January 31, 1996 and 1995, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Software Technology, Inc. as of January 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information on pages 15-18 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Hoyman, Dobson & Company, P.A.
Melbourne, Florida
March 22, 1996

                           SOFTWARE TECHNOLOGY, INC.
                                 BALANCE SHEETS
                           JANUARY 31, 1996 AND 1995


                                     ASSETS

                                                     1996          1995
                                                 ------------  ------------

CURRENT ASSETS
  Cash and cash equivalents                      $   270,084   $     8,640
  Accounts receivable, pledged                     1,201,324     1,381,617
  Costs and estimated earnings in excess of
   billings on uncompleted contracts, pledged      4,948,043     4,024,493
  Prepaid expenses                                   122,807        14,491
  Deferred income taxes                              221,000       251,300
                                                 -----------   -----------

      TOTAL CURRENT ASSETS                         6,763,258     5,680,541
                                                 -----------   -----------


PROPERTY AND EQUIPMENT, pledged
  Cost                                             2,686,678     1,668,631
  Accumulated depreciation                        (1,474,347)   (1,068,212)
                                                 -----------   -----------

      NET PROPERTY AND EQUIPMENT                   1,212,331       600,419
                                                 -----------   -----------


OTHER ASSETS
  Research and development costs, net of
   accumulated amortization of $108,379 in
   1996 and $23,685 in 1995                          216,189       139,098
  Deposits                                            34,803        31,308
  Cash surrender value of life insurance              21,167        19,742
                                                 -----------   -----------

       TOTAL OTHER ASSETS                            272,159       190,148
                                                 -----------   -----------

       TOTAL ASSETS                              $ 8,247,748   $ 6,471,108
                                                 ===========   ===========

        The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                           BALANCE SHEETS (CONTINUED)
                           JANUARY 31, 1996 AND 1995


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           1996         1995
                                                       -----------   -----------
CURRENT LIABILITIES
  Line of credit                                       $        -    $  900,000
  Accounts payable                                        222,019       149,040
  Accrued expenses                                      2,614,204     1,341,997
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                     198,339        27,045
  Income taxes payable                                    304,000        91,500
  Current portion, long-term debt                           6,760         5,475
                                                       ----------    ----------

       TOTAL CURRENT LIABILITIES                        3,345,322     2,515,057
                                                       ----------    ----------


LONG-TERM LIABILITIES
  Long-term debt, less current portion                      4,461        12,109
  Other liabilities                                         5,428         5,191
                                                       ----------    ----------

       TOTAL LONG-TERM LIABILITIES                          9,889        17,300
                                                       ----------    ----------

       TOTAL LIABILITIES                                3,355,211     2,532,357
                                                       ----------    ----------


STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 800,000 shares
    authorized, 768,400 issued and 593,182
    outstanding                                             7,684         7,684
  Paid in capital                                          29,030        29,030
  Retained earnings                                     5,600,586     4,646,800
                                                       ----------    ----------

                                                        5,637,300     4,683,514
  Treasury stock, common, 175,218 shares at cost         (744,763)     (744,763)
                                                       ----------    ----------

       TOTAL STOCKHOLDERS' EQUITY                       4,892,537     3,938,751
                                                       ----------    ----------

       TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                           $8,247,748    $6,471,108
                                                       ==========    ==========

        The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED JANUARY 31, 1996 AND 1995

                                                   1996           1995
                                               -------------  -------------

REVENUES                                       $ 25,291,635   $ 19,760,600

COST OF SALES                                   (19,408,136)   (16,063,607)
                                               ------------   ------------

GROSS PROFIT                                      5,883,499      3,696,993

GENERAL AND ADMINISTRATIVE EXPENSES              (3,840,669)    (2,538,667)

RESEARCH AND DEVELOPMENT COSTS                     (154,856)      (102,533)
                                               ------------   ------------

OPERATING INCOME                                  1,887,974      1,055,793
                                               ------------   ------------


OTHER INCOME (EXPENSE)
  Interest income                                    33,987         34,805
  Interest expense                                  (26,311)       (11,524)
  Loss on disposal of fixed assets                   (8,509)        (3,139)
                                               ------------   ------------

       TOTAL OTHER INCOME (EXPENSE)                    (833)        20,142
                                               ------------   ------------

INCOME BEFORE INCOME TAXES                        1,887,141      1,075,935

INCOME TAX EXPENSE                                 (755,400)      (353,725)
                                               ------------   ------------

NET INCOME                                        1,131,741        722,210

RETAINED EARNINGS, BEGINNING OF YEAR              4,646,800      4,013,567

DEDUCT: CASH DIVIDENDS ($.30 PER SHARE
  IN 1996 AND $.15 PER SHARE IN 1995)              (177,955)       (88,977)
                                               ------------   ------------

RETAINED EARNINGS, END OF YEAR                 $  5,600,586   $  4,646,800
                                               ============   ============

EARNINGS PER COMMON SHARE                             $1.91          $1.22
                                                      =====          =====


        The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED JANUARY 31, 1996 AND 1995

                                                            1996          1995
                                                        -----------    ------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers                          $ 24,719,672   $ 17,488,101
  Interest received                                           33,987         34,805
  Cash paid to suppliers and employees                   (21,621,853)   (18,197,759)
  Interest paid                                              (26,311)       (11,524)
  Income taxes paid                                         (512,600)      (349,756)
                                                        ------------   ------------

      NET CASH PROVIDED BY (USED IN)
       OPERATING ACTIVITIES                                2,592,895     (1,036,133)
                                                        ------------   ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for acquisition of capital assets             (1,122,226)      (526,512)
  Cash proceeds from the sale of capital assets               36,878              -
  Cash paid for capitalized research
   and development                                          (161,785)      (162,783)
                                                        ------------   ------------

      NET CASH USED IN INVESTING ACTIVITIES               (1,247,133)      (689,295)
                                                        ------------   ------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit                       (900,000)       900,000
  Principal payments on long-term debt                        (6,363)        (6,562)
  Dividends paid                                            (177,955)      (127,377)
                                                        ------------   ------------

      NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES                               (1,084,318)       766,061
                                                        ------------   ------------


NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                           261,444       (959,367)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                            8,640        968,007
                                                        ------------   ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                  $    270,084   $      8,640
                                                        ============   ============

         The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED JANUARY 31, 1996 AND 1995

                                                                 1996           1995
                                                              -----------   ----------
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY (USED IN) OPERATING ACTIVITIES:

  Net income                                                  $1,131,741   $   722,210
                                                              ----------   -----------

  Adjustments to reconcile net income to net cash provided by (used in) operating activities:

      Depreciation and amortization                              549,621       262,304
      Loss on disposal of fixed assets                             8,509         3,139
      (Increase) decrease in accounts receivable                 180,293      (438,707)
      Increase in costs and estimated earnings in
        excess of billings on uncompleted contracts             (923,550)   (1,859,381)
      (Increase) decrease in prepaid expenses                   (108,316)        3,685
      Decrease in deferred charges                                     -        24,961
      Increase (decrease) in deferred income taxes                30,300       (83,900)
      Increase (decrease) in deposits                             (3,495)        7,303
      Increase in cash surrender value of life insurance          (1,425)       (3,027)
      Increase in accounts payable                                72,979        63,023
      Increase in accrued expenses                             1,272,207       148,972
      Increase in billings in excess of costs and
        estimated earnings on uncompleted contracts              171,294        20,225
      Increase in income taxes payable                           212,500        87,869
      Increase in other liabilities                                  237         5,191
                                                              ----------   -----------

        Total adjustments                                      1,461,154    (1,758,343)
                                                              ----------   -----------

NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES                                                  $2,592,895   $(1,036,133)
                                                              ==========   ===========

        The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                        NOTES TO  FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995


      NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS - Software Technology, Inc. (STI) is a systems and software engineering firm providing innovative technical solutions for government and industry. STI also produces OS/COMET -- a commercially available command and control development and support system. STI provides systems and software engineering services and COTS products for real-time command, control, and data acquisition systems. STI retains expertise in leading edge technologies supporting applications ranging from bit slice microprocessor software to large realtime systems. STI specializes in command and control applications for ground, flight, test, and process control and has extensive expertise in graphics, simulations, and information systems.

      REVENUE AND COST RECOGNITION - The Company recognizes revenues on time-and-material and cost-plus-fixed-fee contracts as time is expended and costs are incurred. The fee on cost-plus fixed fee contracts is recognized ratably over total costs as they are incurred. Revenues and costs from fixed price contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to total estimated costs for each contract. This method is used because management considers total expended costs to be the best available measure of progress on these contracts. Costs as used herein exclude, in the early stages of a contract, all or a portion of the costs of materials if, in the opinion of management, it appears that such an exclusion would result in a more accurate measurement of the level of work performed towards contract completion.

      Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, repairs, and depreciation costs.

      Certain general and administrative expenses (including bid and proposal expenses) allowable in accordance with United States Government procurement practices are included in contract costs for government contracts because they are identifiable with contract revenue.

      Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized is shown as a current liability.

      The Company is also engaged as seller in a number of software products. Generally, revenue is recognized upon delivery of the software. After the sale, if significant obligations remain or significant uncertainties exist about customer acceptance of the software, revenue is deferred until the obligations are satisfied or the uncertainties are resolved. When collectibility of the receivable is in doubt, revenue is recognized under the installment method or cost recovery method. Revenue from software services is recognized as the services are performed.

                           SOFTWARE TECHNOLOGY, INC.
                        NOTES TO  FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995

      NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      CASH EQUIVALENTS - For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

      CONTRACT AND OTHER RECEIVABLES - The Company considers contract and other receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required.

      DEPRECIATION - The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method, accelerated cost recovery system and the modified accelerated cost recovery system as appropriate.

      AMORTIZATION - The costs of capitalized research and development costs are amortized over their estimated useful lives of three years. Amortization is computed on the straight-line method.

      INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes related primarily to differences between the basis of vacation and sick leave and research and development costs for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

      EARNINGS PER SHARE - Earnings per share amounts are based on the weighted average number of shares outstanding (593,182 in 1996 and 1995).


      NOTE 2 - ACCOUNTS RECEIVABLE

      The following is a summary of accounts receivable at January 31:

                                                           1996          1995
                                                        ----------    ----------

          Contract receivables                          $1,000,165    $1,215,900
          Retainage receivable                             200,412       152,979
          Other receivables                                    747        12,738
                                                        ----------    ----------
            Total accounts receivable                   $1,201,324    $1,381,617
                                                        ==========    ==========

      The retainage receivable balance represents contracts which provide for retainage provisions against billable amounts and are due upon completion of the contracts and acceptance by the customer.

      The Company expects to collect all receivables within the next fiscal year.

                           SOFTWARE TECHNOLOGY, INC.
                        NOTES TO  FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995


     NOTE 3 - PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at January 31:

                                                                     Estimated
                                             1996          1995         Life
                                         ------------  ------------  -----------

        Furniture and equipment          $   404,129   $   317,090   3-8   years
        Vehicles                              15,703        15,703     5   years
        Computer equipment                 2,243,494     1,312,486     5   years
        Leasehold improvements                23,352        23,352    39.5 years
                                         -----------   -----------
          Total cost                       2,686,678     1,668,631
        Less accumulated depreciation     (1,474,347)   (1,068,212)
                                         -----------   -----------
          Net property and equipment     $ 1,212,331   $   600,419
                                         ===========   ===========

     Depreciation expense charged to general and administrative expense in 1996 and 1995 was $78,737 and $62,160, respectively. Depreciation expense charged to applied overhead in 1996 and 1995 was $218,555 and $139,038, respectively. Depreciation expense charged directly to cost of sales in 1996 and 1995 was $167,635 and $37,421, respectively.


     NOTE 4 - LINE OF CREDIT

     Software Technology, Inc. has a $1,800,000 and $900,000 line of credit with a bank as of January 31, 1996 and 1995. The notes bear interest on the unpaid principal balance at an interest rate per annum equal to the bank's prime rate plus .25% and .50%, respectively. As of January 31, 1996 and 1995 the outstanding draws against the lines were $0 and $900,000, respectively. The prime rate at January 31, 1996 and 1995 were 8.5% and 9.0% respectively. All accounts receivable, equipment, furniture and fixtures are pledged as collateral on this line of credit.


     NOTE 5 - ACCRUED EXPENSES

     Accrued expenses consist of the following at January 31:

                                                             1996        1995
                                                          ----------  ----------

       Accrued bonuses                                    $  834,030  $   30,000
       Accrued payroll taxes payable                          26,672      25,826
       Accrued fringe benefits                               959,515     788,771
       Accrued pension and profit sharing                    252,058     216,382
       Accrued ESOP payment                                  541,929     281,018
                                                          ----------  ----------
        Total accrued expenses                            $2,614,204  $1,341,997
                                                          ==========  ==========

                           SOFTWARE TECHNOLOGY, INC.
                        NOTES TO  FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995


     NOTE 6 - LONG TERM DEBT

     Long term debt outstanding at January 31 consists of the following:

                                                                 1996      1995
                                                               -------   -------
     Unsecured note payable to bank, payable in thirty-six
     monthly installments of $630, including interest at 7.25%
     beginning October 1994, ending August 1997.                11,221    17,584
                                                                -------  -------

       TOTAL LONG-TERM DEBT                                     11,221    17,584

        Less: current portion of long-term debt                  6,760     5,475
                                                                -------  -------

        TOTAL LONG-TERM DEBT, less current portion             $ 4,461   $12,109
                                                               =======   =======

     Future maturities of long-term debt as of January 31, 1996 are as follows:

                                                                Amount
                                                               --------
                         1997                                  $ 6,760
                         1998                                    4,461
                                                               -------
                                                               $11,221
                                                               =======


     NOTE 7 - EMPLOYEE RETIREMENT PLANS

     The Company has a defined contribution pension plan that covers substantially all employees who have met certain age and length of service requirements. Contributions to the plan are 5% of eligible compensation. Eligible compensation for the years ended January 31, 1996 and 1995 was approximately $10,958,000 and $9,401,000, respectively. For the years ended January 31, 1996 and 1995 the amount of pension expense was $547,894 and $470,066, respectively.

     The Company also sponsors a profit-sharing plan which allows substantially all full-time employees to defer compensation under Section 401(k) of the Internal Revenue Code and the employer to electively contribute to the plan. Employer contributions to the plan are made at the discretion of the Board of Directors. The employer contributions made to the plan for the years ended January 31, 1996 and 1995 were $547,894 and $470,066, respectively.


     NOTE 8 - EMPLOYEE STOCK OWNERSHIP PLAN

     The Company has an employee stock ownership plan (ESOP). Contributions to this plan are at the discretion of the Board of Directors. Full time employees who have attained the age of twenty-one (21) and have one year of service are eligible to participate in the plan. Shares purchased by the plan

                           SOFTWARE TECHNOLOGY, INC.
                        NOTES TO  FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995


     NOTE 8 - EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

     are allocated annually to eligible employees proportional to their compensation, not including overtime and bonuses. Employee stock ownership plan contributions, charged to operations, amounted to $542,064 and $281,018 for the years ending January 31, 1996 and 1995, respectively. The ESOP has 302,286 and 279,440 shares of the total issued and outstanding stock respectively at January 31, 1996 and 1995.


     NOTE 9 - LEASE OBLIGATIONS

     Office space and equipment is leased under operating leases expiring in various years through 2005.

     Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of January 31, 1996 for each of the next five years and in the aggregate are:

                Year ending January 31:                   Amount
                                                       -----------
                 1997                                  $  604,307
                 1998                                     511,230
                 1999                                     417,345
                 2000                                     278,286
                 2001                                     268,748
                 Subsequent to 2001                       790,383
                                                        ----------
                Total minimum future rental payments   $2,870,299
                                                       ===========

     The minimum future rental payments have not been reduced by $178,662 of sublease rentals to be received in the future under non-cancelable subleases. Rent expense for the years ended January 31, 1996 and 1995 was $549,573 and $429,659, respectively.


     NOTE 10 - ECONOMIC DEPENDENCY

     The Company sells a substantial portion of its products to two major customers in the Satellite Command and Control Industry. Transactions with these major customers, a commercial customer and a group of U.S. Government agencies, consist of the following:

                                                       Customer 1    Customer 2
                                                      -----------   -----------
                 1996
            Revenues                                   $10,570,539   $6,077,568
            Accounts Receivable                            763,374            -
            Costs and estimated earnings in excess
             of billings on uncompleted contracts        3,092,112      629,211
            Billings in excess of costs and estimated
             earnings on uncompleted contracts            (149,569)     (16,868)

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995

NOTE 10 - ECONOMIC DEPENDENCY (CONTINUED)


                                                  Customer 1   Customer 2
                                                  -----------  -----------
          1995
     Revenues                                      $5,024,249   $4,040,030
     Accounts Receivable                              264,271      342,615
     Costs and estimated earnings in excess
      of billings on uncompleted contracts          2,501,763      473,383
     Billings in excess of costs and estimated
      earnings on uncompleted contracts                     -            -



NOTE 11 - RESEARCH AND DEVELOPMENT COSTS

Some research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the years ending January 31, 1996 and 1995 were $154,856 and $102,533, respectively.

During the years ended January 31, 1996 and 1995, $161,785 and $162,783, respectively, of research and development costs for computer software to be sold or otherwise marketed were capitalized. The amortization of costs related to computer software product development held for sale was $84,694 and $23,685 for the years ended January 31, 1996 and 1995 respectively. The amount of unamortized computer software costs at January 31, 1996 and 1995 was $216,189 and $139,098 respectively.

NOTE 12 - INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes."

The components of the provision for income taxes at January 31 are as follows:


                                                             1996       1995
                                                           --------   --------
     Current expense
      Federal                                              $596,000   $358,400
      State                                                 129,100     79,225
     Deferred tax benefit due to temporary differences
      Federal                                                26,800    (71,800)
      State                                                   3,500    (12,100)
                                                           --------   --------
     Total provision for income taxes                      $755,400   $353,725
                                                           ========   ========

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995

NOTE 12 - INCOME TAXES (CONTINUED)

The following is a reconciliation of the provisions for income taxes to the expected amounts using the statutory rate:

                                                 1996          1995
                                               --------      --------
     Expected statutory amount                     34.0%         34.0%
     Nondeductible meals and entertainment           .3            .3
     Nondeductible officers life insurance           .5            .9
     Tax penalties                                  -              .2
     Dividends                                     (1.6)         (1.5)
     Research and experimental credit               (.6)         (2.1)
     State income taxes                             4.6           2.4
     Other                                          2.8          (1.3)
                                                   ----          ----
      Actual tax provision                         40.0%         32.9%
                                                   ====          ====


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of January 31, 1996 and 1995.


                                                 1996          1995
                                               --------      --------

     Accrued payroll expenses                  $301,000      $251,300
     Depreciation                                 2,400             -
     Amortization                               (82,400)            -
                                               --------      --------
      Net deferred tax asset                   $221,000      $251,300
                                               ========      ========


NOTE 13 - CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company places its temporary cash investments with a financial institution. The amount of credit exposure in excess of federally-insured limits at January 31, 1996 was $1,325,459.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company has outstanding purchase commitments of $42,020 as of January 31, 1996. These represent outstanding purchase orders for which neither the item nor invoice has been received.

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1996 AND 1995

NOTE 15 - SUBSEQUENT EVENT

A. NOTE PAYABLE

On March 31, 1996, the Company drew $800,000 down on a note payable which was dated August 31, 1995. The note bears interest on the unpaid principal balance at an interest rate per annum equal to the bank's prime rate plus .375%. The principal is payable in 36 monthly payments of $22,222 beginning April 1, 1996 and ending on March 1, 1999. The note is collateralized by all accounts receivable, equipment and furniture and fixtures of the Company. The following are future maturities of the above note payable:


                                             Amount
                                            --------

               1997                         $222,222
               1998                          266,667
               1999                          266,667
               2000                           44,444
                                            --------
                                            $800,000
                                            ========


B. TREASURY STOCK

In March and April 1996, the Company reissued 46,986 shares of treasury stock, at cost, in the form of bonuses for service performed during the year ended January 31, 1996. The cost of the stock $199,690 is recorded as accrued bonuses at January 31, 1996.

Also, in April 1996, the Company reissued 38,600 shares of treasury stock, at cost in the form of a contribution to the ESOP plan for the year ended January 31, 1996. The cost of the stock $164,050 is recorded as part of accrued ESOP payment at January 31, 1996.

                           SUPPLEMENTARY INFORMATION

                           SOFTWARE TECHNOLOGY, INC.
                           SCHEDULES OF COST OF SALES
                 FOR THE YEARS ENDED JANUARY 31, 1996 AND 1995



                                                 1996          1995
                                             ------------  ------------
COST OF SALES
     Central engineering labor               $ 4,544,944   $ 3,476,820
     Branch engineering labor                  1,625,937     1,388,754
     Offsite engineering labor                 3,555,422     4,064,085
     Arizona engineering labor                 1,058,314       421,330
     Other direct costs                        2,670,284     1,359,502
     Applied overhead                          6,108,091     5,455,649
     Less: research and development costs       (154,856)     (102,533)
                                             -----------   -----------

        TOTAL COST OF SALES                  $19,408,136   $16,063,607
                                             ===========   ===========

                See accompanying notes and accountant's report.

                           SOFTWARE TECHNOLOGY, INC.
                SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES
                 FOR THE YEARS ENDED JANUARY 31, 1996 AND 1995

                                            1996         1995
                                         -----------  -----------
GENERAL AND ADMINISTRATIVE EXPENSES
 Marketing & recruiting salary            $  147,041   $  138,968
 Referral fee                                  4,200            -
 Bonuses and incentive awards                839,271      201,833
 Bid and proposal                            129,076      167,339
 Marketing and recruiting expense            136,127       56,251
 Contributions                                 1,980        4,665
 Penalties                                         -        4,804
 Office salaries                             182,598      155,920
 System managers salaries                     39,463       29,284
 Advertising                                  91,994          281
 Conference and meeting expense               13,481        8,816
 Entertainment                                 2,880        1,924
 Taxes - other                                 6,889          770
 Officers' administrative time               119,426      114,101
 Insurance                                    32,252       16,633
 Officers' life insurance                     27,063       27,837
 Tangible and intangible property tax         23,762       19,367
 Directors' fees                              35,000       35,000
 Professional fees                            55,715       43,787
 Miscellaneous business expense               23,187       30,813
 Severance pay                                24,080        6,600
 Utilities                                     8,654        7,811
 Communication                                25,013       14,200
 Rent                                         28,729       23,034
 Equipment rent/repair/maintenance            41,614       34,867
 Depreciation                                 78,737       62,160
 Travel and meals                             89,891       69,276
 Unallowable overhead travel                       -          117
 Relocation                                      388          906
 Office supplies                              61,863       56,258
 Dues and subscriptions                        9,099        4,267
 Process improvements                         52,089       17,881
 Non-productive time                             828       13,117
 Training and meetings                        61,963       19,871
 Administrative time                         411,930      398,593
 ESOP contributions                          542,064      281,018
 Administrative personnel expense            491,223      469,917
 Automobile expenses                           1,099          381
                                          ----------   ----------

  TOTAL GENERAL AND
  ADMINISTRATIVE EXPENSES                 $3,840,669   $2,538,667
                                          ==========   ==========

                See accompanying notes and accountant's report.

                           SOFTWARE TECHNOLOGY, INC.
                         SCHEDULES OF APPLIED OVERHEAD
                 FOR THE YEARS ENDED JANUARY 31, 1996 AND 1995

                                        1996        1995
                                     ----------  ----------
APPLIED OVERHEAD

PERSONNEL OVERHEAD
 Vacation                            $  846,623  $  754,568
 Holiday                                499,859     442,968
 Sick leave                             313,043     277,834
 Continuing education                    52,858      54,097
 Employee morale                         54,879      34,478
 Payroll taxes                          988,925     890,096
 Pension administrative costs            69,972      80,462
 Pension                                547,894     470,066
 Insurance                            1,150,305   1,210,224
 Long term disability pay                15,460           -
 Profit sharing                         547,894      470,06
 Service award                            8,033       7,831
 Other                                        -       1,548
                                     ----------  ----------

  TOTAL PERSONNEL OVERHEAD            5,095,745   4,694,238
                                     ----------  ----------

CENTRAL DEPARTMENT OVERHEAD
 Utilities                               62,649      51,994
 Communication                           96,093      55,400
 Office rent                            178,452     154,013
 Repair/rent/maintenance                 98,120      51,926
 Depreciation                           134,525      85,325
 Amortization                            84,694      23,685
 Relocation                               4,402      20,652
 Facilities consultant                      813           -
 Dues and subscriptions                     680       1,577
 Office supplies                         72,416      59,036
 Non-productive time                      2,943       4,615
 Administrative time                    137,340     100,425
                                     ----------  ----------

  TOTAL CENTRAL DEPARTMENT OVERHEAD     873,127     608,648
                                     ----------  ----------

BRANCH DEPARTMENT OVERHEAD
 Utilities                               11,147      10,711
 Communication                           31,390      31,718
 Office rent                            240,117     206,483
 Equipment repair and maintenance        22,574      26,241
 Depreciation                            31,738      26,857


                See accompanying notes and accountant's report.

                           SOFTWARE TECHNOLOGY, INC.
                   SCHEDULES OF APPLIED OVERHEAD (CONTINUED)
                 FOR THE YEARS ENDED JANUARY 31, 1996 AND 1995

BRANCH DEPARTMENT OVERHEAD (CONTINUED)
                                            1996          1995
                                         -----------   -----------

 Travel                                           59           515
 Relocation                                   12,357         6,258
 Dues and subscriptions                        1,531         1,589
 Office supplies                              28,168        20,088
 Non-productive time                           1,937           294
 Administrative time                          73,562        60,821
                                          ----------    ----------

  TOTAL BRANCH DEPARTMENT OVERHEAD           454,580       391,575
                                          ----------    ----------

OFF-SITE OVERHEAD
 Communication                                    26           338
 Repairs and maintenance                         472             -
 Depreciation                                  2,736           602
 Travel                                          366           239
 Relocation                                   16,695        39,676
 Dues and subscriptions                        1,013           798
 Office supplies                               1,460         1,294
 Non-productive time                           3,321         5,657
 Administrative time                          12,759         4,428
                                          ----------    ----------

  TOTAL OFF-SITE OVERHEAD                     38,848        53,032
                                          ----------    ----------

ARIZONA OVERHEAD
 Communication                                 3,576           396
 Rent                                            420           185
 Repair/rent/maintenance                       4,332           418
 Depreciation                                 49,556        26,254
 Travel                                          968             -
 Relocation                                   43,239       140,680
 Office supplies                              12,565         2,622
 Administrative time                          21,030         7,518
 Non-productive time                           1,328             -
                                          ----------    ----------

  TOTAL ARIZONA OVERHEAD                     137,014       178,073
                                          ----------    ----------

PERSONNEL EXPENSES APPLIED TO GENERAL
 AND ADMINISTRATIVE                         (491,223)     (469,917)
                                          ----------    ----------

  TOTAL APPLIED OVERHEAD                  $6,108,091    $5,455,649
                                          ==========    ==========

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Software Technology, Inc.

We have audited the balance sheet of Software Technology, Inc. (a C-corporation) as of January 31, 1995, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Software Technology, Inc. as of and for the year ended January 31, 1994, were audited by other auditors whose report dated March 3, 1994, expressed an unqualified opinion on those statements. As discussed in Note 16, the Company has restated its 1994 financial statements during the current year to correct an error in recording deferred income taxes. The other auditors reported on the 1994 financial statements before the restatement.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Software Technology, Inc. as of January 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information on pages 14-17 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Hoyman, Dobson & Company, P.A.
March 31, 1995

                           SOFTWARE TECHNOLOGY, INC.
                                 BALANCE SHEETS
                           JANUARY 31, 1995 AND 1994


                                     ASSETS

                                                           1995         1994
                                                       -----------   ----------

CURRENT ASSETS
 Cash and cash equivalents                             $     8,640   $  968,007
 Accounts receivable                                     1,381,617      942,910
 Costs and estimated earnings in excess of
  billings on uncompleted contracts                      4,024,493    2,158,292
 Prepaid expenses                                           14,491       18,176
 Deferred charges                                                -       24,961
 Deferred income taxes                                     251,300      167,400
                                                       -----------   ----------

   TOTAL CURRENT ASSETS                                  5,680,541    4,279,746
                                                       -----------   ----------


PROPERTY AND EQUIPMENT
 Cost                                                    1,668,631    1,197,412
 Accumulated depreciation                               (1,068,212)    (901,867)
                                                       -----------   ----------

   NET PROPERTY AND EQUIPMENT                              600,419      295,545
                                                       -----------   ----------


OTHER ASSETS
 Intangible assets, net of accumulated amortization
  of $23,685 in 1995 and $0 in 1994                        139,098            -
 Deposits                                                   31,308       38,611
 Cash surrender value of life insurance                     19,742       16,715
                                                       -----------   ----------

   TOTAL OTHER ASSETS                                      190,148       55,326
                                                       -----------   ----------

   TOTAL ASSETS                                        $ 6,471,108   $4,630,617
                                                       ===========   ==========

         The accompanying notes are an integral part of this statement

                           SOFTWARE TECHNOLOGY, INC.
                           BALANCE SHEETS (CONTINUED)
                           JANUARY 31, 1995 AND 1994


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                          1995         1994
                                                       ----------   ----------
CURRENT LIABILITIES
 Line of credit                                        $  900,000   $        -
 Accounts payable                                         149,040       86,017
 Accrued expenses                                       1,341,997    1,193,025
 Billings in excess of costs and estimated
  earnings on uncompleted contracts                        27,045            -
 Income taxes payable                                      91,500        3,631
 Stock dividend payable                                         -       38,400
 Current portion, long-term debt                            5,475        4,026
                                                       ----------   ----------

   TOTAL CURRENT LIABILITIES                            2,515,057    1,325,099
                                                       ----------   ----------


LONG-TERM LIABILITIES
 Long-term debt, less current portion                      12,109            -
 Other liabilities                                          5,191            -
                                                       ----------   ----------

   TOTAL LONG-TERM LIABILITIES                             17,300            -
                                                       ----------   ----------

   TOTAL LIABILITIES                                    2,532,357    1,325,099
                                                       ----------   ----------


STOCKHOLDERS' EQUITY
 Common stock, $.01 par value, 800,000 shares
  authorized, 768,400 issued and 593,182 outstanding        7,684        7,684
 Paid in capital                                           29,030       29,030
 Retained earnings                                      4,646,800    4,013,567
                                                       ----------   ----------

                                                        4,683,514    4,050,281
 Treasury stock, common, 175,218 shares at cost          (744,763)    (744,763)
                                                       ----------   ----------

   TOTAL STOCKHOLDERS' EQUITY                           3,938,751    3,305,518
                                                       ----------   ----------

   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                               $6,471,108   $4,630,617
                                                       ==========   ==========

         The accompanying notes are an integral part of this statement

                           SOFTWARE TECHNOLOGY, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED JANUARY 31, 1995 AND 1994

                                              1995           1994
                                          ------------   ------------

REVENUES                                  $ 19,760,600   $ 16,760,901

COST OF SALES                              (16,063,607)   (13,400,749)
                                          ------------   ------------

GROSS PROFIT                                 3,696,993      3,360,152

GENERAL AND ADMINISTRATIVE EXPENSES         (2,538,667)    (2,510,867)

RESEARCH AND DEVELOPMENT COSTS                (102,533)      (126,478)
                                          ------------   ------------

OPERATING INCOME                             1,055,793        722,807
                                          ------------   ------------

OTHER INCOME (EXPENSE)
  Interest income                               34,805         38,633
  Interest expense                             (11,524)        (2,502)
  Loss on disposal of fixed assets              (3,139)       (49,428)
                                          ------------   ------------

    TOTAL OTHER INCOME (EXPENSE)                20,142        (13,297)
                                          ------------   ------------

INCOME BEFORE INCOME TAXES                   1,075,935        709,510

INCOME TAX EXPENSE                            (353,725)      (215,900)
                                          ------------   ------------

NET INCOME, AS RESTATED FOR 1994               722,210        493,610

RETAINED EARNINGS, BEGINNING OF YEAR         4,013,567      3,608,934

DEDUCT: CASH DIVIDENDS ($.15 PER SHARE
  IN 1995 AND 1994)                            (88,977)       (88,977)
                                          ------------   ------------

RETAINED EARNINGS, END OF YEAR            $  4,646,800   $  4,013,567
                                          ============   ============


        The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED JANUARY 31, 1995 AND 1994

                                                           1995           1994
                                                       -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from customers                          $ 17,488,101   $ 16,265,406
 Interest received                                           34,805         38,633
 Cash paid to suppliers and employees                   (18,197,759)   (15,350,784)
 Interest paid                                              (11,524)        (2,502)
 Income taxes paid                                         (349,756)      (304,164)
                                                       ------------   ------------

   NET CASH PROVIDED BY (USED IN)
    OPERATING ACTIVITIES                                 (1,036,133)       646,589
                                                       ------------   ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash paid for acquisition of capital assets               (526,512)      (193,883)
 Cash paid for capitalized research and development        (162,783)             -
                                                       ------------   ------------

   NET CASH USED IN INVESTING ACTIVITIES                   (689,295)      (193,883)
                                                       ------------   ------------


CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under line of credit                        900,000              -
 Principal payments on long-term debt                        (6,562)       (52,341)
 Dividends paid                                            (127,377)      (139,554)
                                                       ------------   ------------

   NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES                                    766,061       (191,895)
                                                       ------------   ------------


NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                          (959,367)       260,811

CASH AND CASH EQUIVALENTS, BEGINNING
 OF YEAR                                                    968,007        707,196
                                                       ------------   ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                 $      8,640   $    968,007
                                                       ============   ============

        The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED JANUARY 31, 1995 AND 1994

                                                                1995         1994
                                                            -----------   ---------

RECONCILIATION OF NET INCOME TO NET CASH
 PROVIDED BY (USED IN) OPERATING ACTIVITIES:

  Net income                                                $   722,210   $ 493,610
                                                            -----------   ---------

  Adjustments to reconcile net income to net cash provided by (used in) operating activities:

     Depreciation and amortization                              262,304     155,012
     Loss on disposal of fixed assets                             3,139      49,464
     Increase in accounts receivable                           (438,707)   (848,945)
     Decrease (increase) in costs and estimated earnings
      in excess of billings on uncompleted contracts         (1,859,381)    378,411
     (Increase) decrease in other receivables                    19,597     (17,590)
     (Increase) decrease in prepaid expenses                      3,685     (15,619)
     (Increase) decrease in deferred charges                     24,961     (24,961)
     Increase in deferred income taxes                          (83,900)   (132,500)
     Decrease in deposits                                         7,303      22,654
     Increase in cash surrender value of  life insurance         (3,027)     (3,610)
     Increase in accounts payable                                63,023      31,400
     Increase in accrued expenses                               148,972     515,027
     Increase in billings in excess of costs and
      estimated earnings on uncompleted contracts                20,225           -
     Increase in income taxes payable                            87,869      44,236
     Increase in other liabilities                                5,191           -
                                                            -----------   ---------

       Total adjustments                                     (1,758,343)    152,979
                                                            -----------   ---------

NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES                                                $(1,036,133)  $ 646,589
                                                            ===========   =========
SUPPLEMENTAL INFORMATION ON NONCASH
  INVESTING AND FINANCIAL ACTIVITIES:

In 1994, the Company financed leasehold improvements with a note payable in the amount of $20,120.


        The accompanying notes are an integral part of this statement.

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1995 AND 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS - Software Technology, Inc. (STI) is a systems and software engineering firm providing innovative technical solutions for government and industry. STI also produces OS/COMET -- a commercially available command and control development and support system. STI provides systems and software engineering services and COTS products for real-time command, control, and data acquisition systems. STI retains expertise in leading edge technologies supporting applications ranging from bit slice microprocessor software to large realtime systems. STI specializes in command and control applications for ground, flight, test, and process control and has extensive expertise in graphics, simulations, and information systems.

REVENUE AND COST RECOGNITION - The Company recognizes revenues on time-and-material and cost-plus-fixed-fee contracts as time is expended and costs are incurred. The fee on cost-plus fixed fee contracts is recognized ratably over total costs as they are incurred. Revenues and costs from fixed price contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to total estimated costs for each contract. This method is used because management considers total expended costs to be the best available measure of progress on these contracts. Costs as used herein exclude, in the early stages of a contract, all or a portion of the costs of materials if, in the opinion of management, it appears that such an exclusion would result in a more accurate measurement of the level of work performed towards contract completion.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, repairs, and depreciation costs.

Certain general and administrative expenses (including bid and proposal expenses) allowable in accordance with United States Government procurement practices are included in contract costs for government contracts because they are identifiable with contract revenue.

The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents costs and associated revenues which have been recognized but not billed.

The Company is also engaged as seller in a number of software transactions. Generally, revenue is recognized upon delivery of the software. After the sale, if significant obligations remain or significant uncertainties exist about customer acceptance of the software, revenue is deferred until the obligations are satisfied or the uncertainties are resolved. When collectibility of the receivable is in doubt, revenue is recognized under the installment method or cost recovery method. Revenue from software services is recognized as the services are performed.

CASH EQUIVALENTS - For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1995 AND 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONTRACT AND OTHER RECEIVABLES - The Company considers contract and other receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required.

DEPRECIATION - The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method, accelerated cost recovery system and the modified accelerated cost recovery system as appropriate.

AMORTIZATION - The costs of capitalized research and development costs are amortized over their estimated useful lives of three years. Amortization is computed on the straight-line method.

INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes related primarily to differences between the basis of vacation and sick leave for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.


NOTE 2 - ACCOUNTS RECEIVABLE

The following is a summary of accounts receivable at January 31:

                                1995       1994
                             ----------  ---------

Contract receivables         $1,215,900   $672,619
Retainage receivable            152,979    237,956
Other receivables                12,738     32,335
                             ----------   --------
 Total accounts receivable   $1,381,617   $942,910
                             ==========   ========

The retainage receivable balance represents contracts which provide for retainage provisions against billable amounts and are due upon completion of the contracts and acceptance by the customer.

                           SOFTWARE TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1995 AND 1994


NOTE 3 - PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at January 31:


                                                                                                Estimated
                                                               1995             1994               Life
                                                            ----------       -----------        ----------

Furniture and equipment                                     $  317,090       $   333,539        3-8  years
Vehicles                                                        15,703            15,703          5  years
Computer equipment                                           1,312,486           848,170          5  years
Leasehold improvements                                          23,352                 -        39.5 years
                                                            ----------       -----------
  Total cost                                                 1,668,631         1,197,412
Less accumulated depreciation                               (1,068,212)         (901,867)
                                                            ----------       -----------
  Net property and equipment                                $  600,419       $   295,545
                                                            ==========       ===========



Depreciation expense charged to general and administrative expense in 1995 and 1994 was $201,198 and $155,012, respectively. Depreciation expense charged to cost of sales in 1995 and 1994 was $37,421 and $0, respectively.


NOTE 4 - LINE OF CREDIT

Software Technology, Inc. has a $900,000 line of credit with a bank. The note bears interest on the unpaid principal balance at an interest rate per annum equal to the bank's prime rate plus .50%. As of January 31, 1995 and 1994 the outstanding draws against the line were $900,000 and $0, respectively. The prime rate at January 31, 1995 was 9%. All accounts receivable are pledged as collateral on this line of credit.


NOTE 5 - ACCRUED EXPENSES

Accrued expenses consist of the following at January 31:

                                                                            1995                 1994
                                                                         ----------           ----------

Accrued bonus                                                            $   30,000           $        -
Accrued payroll taxes payable                                                25,826               22,407
Accrued fringe benefits                                                     788,771              556,205
Accrued pension and profit sharing                                          216,382              175,706
Accrued employee stock ownership                                            281,018              438,707
                                                                         ----------           ----------
  Total accrued expenses                                                 $1,341,997           $1,193,025
                                                                         ==========           ==========

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1995 AND 1994

NOTE 6 - LONG TERM DEBT

Long term debt outstanding at January 31 consists of the following:

                                                          1995      1994
                                                        --------  --------
Note payable to bank, payable in forty-eight monthly
installments of $345, including interest at 10.91%
beginning May 1990, secured by a van.                    $     -   $ 1,018

Note payable to bank, payable in thirty-six monthly
installments of $3,008, including interest at prime
plus .75% beginning March 1991, secured by
equipment and fixtures.                                        -     3,008

Unsecured note payable to bank, payable in thirty-six
monthly installments of $630, including interest at
7.25% beginning October 1994.                             17,584         -
                                                         -------  --------

   TOTAL LONG-TERM DEBT                                   17,584     4,026

   Less: current portion of long-term debt                 5,475     4,026
                                                         -------  --------

   TOTAL LONG-TERM DEBT, less current portion            $12,109  $      -
                                                         =======  ========

Following are maturities of long-term debt for each of the next three years:

                                        Amount
                                        -------
                 1996                   $ 5,475
                 1997                     6,941
                 1998                     5,168
                                        -------
                                        $17,584
                                        =======

NOTE 7 - EMPLOYEE RETIREMENT PLAN

The Company has a defined contribution pension plan that covers substantially all employees who have met certain age and length of service requirements. Contributions to the plan are 5% of eligible compensation. Eligible compensation for the years ended January 31, 1995 and 1994 was approximately $9,401,000 and $8,774,000, respectively. For the years ended January 31, 1995 and 1994 the amount of pension expense was $470,066 and $438,707, respectively.

The Company also sponsors a profit-sharing plan which allows substantially all full-time employees to defer compensation under Section 401(k) of the Internal Revenue Code and the employer to electively contribute to the plan. Employer contributions to the plan are made at the discretion of the Board of Directors. The employer contributions made to the plan for the years ended January 31, 1995 and 1994 were $470,066 and $263,224, respectively.

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1995 AND 1994

NOTE 8 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company has an employee stock ownership plan (ESOP). Contributions to this plan are at the discretion of the Board of Directors. Full time employees who have attained the age of twenty-one (21) and have one year of service are eligible to participate in the plan. Shares purchased by the plan are allocated annually to eligible employees proportional to their compensation, not including overtime and bonuses. Employee stock ownership plan contributions, charged to operations, amounted to $281,018 and $438,707 for the years ending January 31, 1995 and 1994, respectively. The ESOP has 279,440 shares of the total issued and outstanding stock at January 31, 1995 and 1994.


NOTE 9 - LEASE OBLIGATIONS

Office space and equipment is leased under operating leases expiring in various years through 2003.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of January 31, 1995 for each of the next five years and in the aggregate are:


                Year ending January 31:                   Amount
                                                        ----------
                [S]                                     [C]
                1996                                    $  468,821
                1997                                       466,391
                1998                                       426,694
                1999                                       340,205
                2000                                       202,786
                Subsequent to 2000                       1,029,786
                                                        ----------

                Total minimum future rental payments    $2,934,683
                                                        ==========

The minimum future rental payments have not been reduced by $242,089 of sublease rentals to be received in the future under non-cancelable subleases. Rent expense for the years ended January 31, 1995 and 1994 was $429,659 and $443,556, respectively.


NOTE 10 - ECONOMIC DEPENDENCY

The Company sells a substantial portion of its products to two major customers. Sales to these major customers aggregated $5,024,249 and $4,040,030 for the year ended January 31, 1995 and $0 and $5,384,562 for the year ended January 31, 1994. Amounts due from these major customers included in accounts receivable, were $3,094,060 and $1,171,053 at January 31, 1995 and $0 and $609,054 at
January 31, 1994, respectively.

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1995 AND 1994


NOTE 11 - RESEARCH AND DEVELOPMENT COSTS

Most research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the years ending January 31, 1995 and 1994 were $102,533 and $126,478, respectively.

During the year ended January 31, 1995, $162,783 of research and development costs for computer software to be sold or otherwise marketed were capitalized. The amortization of costs related to computer software products held for sale was $23,685. The amount of unamortized computer software costs at January 31, 1995 was $139,098.


NOTE 12 - INCOME TAXES

The components of the provision for income taxes at January 31 are as follows:

                                                          1995        1994
                                                       ---------   ---------

Current expense
  Federal                                               $358,400   $ 290,020
  State                                                   79,225      58,380
Deferred tax benefit due to temporary differences
  Federal                                                (71,800)   (112,126)
  State                                                  (12,100)    (20,374)
                                                        --------   ---------
                                                        $353,725   $ 215,900
                                                        ========   =========

The temporary differences result from expenses such as vacation and sick leave which are deductible for book purposes prior to deductibility for tax purposes. The deductible temporary differences of approximately $631,400 for federal and $668,100 for state for the year ended January 31, 1995 and $448,495 for both federal and state for the year ended January 31, 1994, are classified as short term, based on their characteristics.


NOTE 13 - CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company places its temporary cash investments with a financial institution. The amount of credit exposure in excess of federally-insured limits at January 31, 1995 was $530,053.

                           SOFTWARE TECHNOLOGY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           JANUARY 31, 1995 AND 1994


NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company has outstanding purchase commitments of $83,560 as of January 31, 1995. These represent outstanding purchase orders for which neither the item nor invoice has been received.


NOTE 15 - RECLASSIFICATION

Certain amounts in the balance sheet and income statement for the year ended January 31, 1994 have been reclassified to be consistent with the year ended January 31, 1995 presentation.


NOTE 16 - RESTATEMENT

The accompanying financial statements for the year ended January 31, 1994 have been restated to correct an error in recording the deferred income taxes made in the year ended January 31, 1994. The effect of the restatement was to increase net income for the year ended January 31, 1994 by $86,600.

                           SUPPLEMENTARY INFORMATION

                           SOFTWARE TECHNOLOGY, INC.
                           SCHEDULES OF COST OF SALES
                 FOR THE YEARS ENDED JANUARY 31, 1995 AND 1994

                                                          1995             1994
                                                      ------------     ------------

COST OF SALES
     Central engineering labor                         $ 3,476,820      $ 2,594,504
     Branch engineering labor                            1,388,754        1,416,829
     Offsite engineering labor                           4,064,085        3,594,815
     Arizona engineering labor                             421,330                -
     Other direct costs                                  1,359,502        1,915,045
     Applied overhead                                    5,455,649        3,924,730
     Less: research and development costs                 (102,533)         (45,174)
                                                       -----------      -----------

          TOTAL COST OF SALES                          $16,063,607      $13,400,749
                                                       ===========      ===========



                See accompanying notes and accountant's report.

                           SOFTWARE TECHNOLOGY, INC.
                SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES
                 FOR THE YEARS ENDED JANUARY 31, 1995 AND 1994

                                            1995         1994
                                         ----------   ----------

GENERAL AND ADMINISTRATIVE EXPENSES
  Marketing & recruiting salary          $  138,968   $  122,252
  Bonus                                     121,500        6,300
  Bid and proposal                          167,339      320,012
  Marketing & recruiting expense             56,251       71,418
  Contributions                               4,665        2,099
  Penalties                                   4,804           67
  Office salaries                           155,920      192,740
  System managers salaries                   29,284       22,579
  Advertising                                   281       21,702
  Conference                                  8,816        6,447
  Entertainment                               1,924        1,825
  Awards                                     80,333            -
  Taxes - other                                 770        1,175
  Officers' administrative time             114,101      109,325
  Insurance                                  16,633       25,323
  Officers' life insurance                   27,837       24,879
  Tangible & intangible property tax         19,367       18,779
  Directors' fees                            35,000       35,000
  Miscellaneous                              21,802        6,371
  Professional fees                          43,787       35,044
  Miscellaneous business expense              9,011        6,251
  Severance pay                               6,600        7,336
  Utilities                                   7,811       17,835
  Communication                              14,200       10,744
  Rent                                       23,034       43,925
  Equipment rent/repair/maintenance          34,867       30,966
  Depreciation                               62,160       43,360
  Travel                                     59,434       35,811
  Unallowable overhead travel                   117            -
  Travel and meals                            9,842        3,506
  Amortization                                    -          691
  Relocation                                    906            -
  Facilities consultant                           -        5,564
  Office supplies                            56,258       33,175
  Dues and subscriptions                      4,267        3,306
  Process improvements                       17,881            -
  Non-productive time                        13,117          281
  Training and meetings                      19,871       23,196
  Administrative time                       398,593      301,159
  Training and meeting expense                    -       12,369
  ESOP                                      281,018      438,707
  Administrative personnel expense          469,917      468,645
  Automobile expenses                           381          703
                                         ----------   ----------

   TOTAL GENERAL AND
     ADMINISTRATIVE EXPENSES             $2,538,667   $2,510,867
                                         ==========   ==========

                See accompanying notes and accountant's report.

                           SOFTWARE TECHNOLOGY, INC.
                         SCHEDULES OF APPLIED OVERHEAD
                 FOR THE YEARS ENDED JANUARY 31, 1995 AND 1994

                                         1995        1994
                                      ----------  ----------
APPLIED OVERHEAD

PERSONNEL OVERHEAD
  Vacation                            $  754,568  $  606,086
  Holiday                                442,968     359,596
  Sick leave                             277,834     221,409
  Continuing education                    54,097      41,477
  Employee morale                         34,478      30,437
  Payroll taxes                          890,096     721,020
  Pension administrative costs            80,462      43,702
  Retirement                             470,066     438,707
  Insurance                            1,210,224     888,577
  Profit sharing                         470,066     263,224
  Service award                            7,831       2,711
  Other                                    1,548           -
                                      ----------  ----------

    TOTAL PERSONNEL OVERHEAD           4,694,238   3,616,946
                                      ----------  ----------


CENTRAL DEPARTMENT OVERHEAD
  Utilities                               51,994      65,447
  Communication                           55,400      38,798
  Office rent                            154,013     144,878
  Repair/rent/maintenance                 51,926      33,702
  Depreciation                            85,325      81,275
  Amortization                            23,685      11,571
  Relocation                              20,652      10,704
  Facilities consultant                        -      22,257
  Dues and subscriptions                   1,577       1,110
  Office supplies                         59,036      21,972
  Non-productive time                      4,615       4,324
  Administrative time                    100,425      34,638
                                      ----------  ----------

   TOTAL CENTRAL DEPARTMENT OVERHEAD     608,648     470,676
                                      ----------  ----------


BRANCH DEPARTMENT OVERHEAD
  Utilities                               10,711       5,451
  Communication                           31,718      24,443
  Office rent                            206,483     157,378
  Equipment repair & maintenance          26,241      18,216
  Depreciation                            26,857      16,564

                See accompanying notes and accountant's report.

                           SOFTWARE TECHNOLOGY, INC.
                   SCHEDULES OF APPLIED OVERHEAD (CONTINUED)
                 FOR THE YEARS ENDED JANUARY 31, 1995 AND 1994


                                               1995           1994
                                           -----------    ----------

BRANCH DEPARTMENT OVERHEAD (continued)
  Travel                                           515         1,195
  Relocation                                     6,258         2,980
  Dues and subscriptions                         1,589         1,483
  Office supplies                               20,088        20,444
  Non-productive time                              294           980
  Administrative time                           60,821        26,268
                                            ----------    ----------

   TOTAL BRANCH DEPARTMENT OVERHEAD            391,575       275,402
                                            ----------    ----------


OFF-SITE OVERHEAD
  Communication                                    338           279
  Depreciation                                     602         1,551
  Travel                                           239           410
  Relocation                                    39,676        15,467
  Dues and subscriptions                           798         1,032
  Office supplies                                1,294         2,016
  Non-productive time                            5,657         9,416
  Administrative time                            4,428           180
                                            ----------    ----------

   TOTAL OFF-SITE OVERHEAD                      53,032        30,351
                                            ----------    ----------


ARIZONA OVERHEAD
  Communication                                    396             -
  Rent                                             185             -
  Repair/rent/maintenance                          418             -
  Depreciation                                  26,254             -
  Relocation                                   140,680             -
  Office supplies                                2,622             -
  Administrative time                            7,518             -
                                            ----------    ----------

   TOTAL ARIZONA OVERHEAD                      178,073             -
                                            ----------    ----------


PERSONNEL EXPENSES APPLIED TO GENERAL
  AND ADMINISTRATIVE                          (469,917)     (468,645)
                                            ----------    ----------

   TOTAL APPLIED OVERHEAD                   $5,455,649    $3,924,730
                                            ==========    ==========

  No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Issuer. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date of issue. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

                           -------------------------
                               TABLE OF CONTENTS
                           -------------------------

                                                        Page
                                                        ----
         Additional Information                            2
         Summary                                           2
         Risk Factors                                      6
         The Distribution                                 11
         Capitalization                                   12
         Business                                         14
         Management's Discussion
          and Analysis of Financial
          Condition                                       23
         Legal Proceedings                                25
         Management                                       26
         Principal Shareholders and
          Security Ownership of
          Management                                      31
         Securities                                       33
         Dividends                                        36
         Liability and Indemnification
          of Directors                                    36
         Legal Matters                                    39
         Experts                                          39
         Financial Statements                             40

                           -------------------------


                            3,520,245 COMMON SHARES

                                      AND

                             1,070,270 COMMON STOCK
                               PURCHASE WARRANTS

                                       OF

                          EXIGENT INTERNATIONAL, INC.

                           -------------------------
                                   PROSPECTUS
                           -------------------------



                            __________________, 1996



  UNTIL _____________________, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     Expenses of the offering are estimated to be approximately $150,000 which amount includes the following items:


     Registration fee - federal                        $ 1,070
     Registration fees - state                         $     0
     Transfer Agent Fees*                              $20,000
     Printing and EDGAR Filing Costs*                  $18,000
     Legal Fees (including fees relating
     to the reorganization)*                           $50,000
     Accounting Fees                                   $15,000
     Consultant Fees                                   $45,000

- -------------------------------------------------------------------------------

* estimates

Item 14.  Indemnification of Directors and Officers

     The Issuer has provisions in its Certificate of Incorporation which limit its directors' monetary liability to it or its shareholders except: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders;
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for unlawful payment of dividends or unlawful repurchase or redemption of its own stock; or (d) for any transaction from which the director derived an improper personal benefit.

     The Issuer is required to indemnify its officers and directors for any liability incurred by them in their capacity as such except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

Item 15.  Recent Sales of Unregistered Securities

     The Issuer issued 300,000 Common Shares and 425,000 Warrants to Monogenesis Corporation on _______________, 1996 for $3,000.00, the par value of the Common Shares. The Issuer claims exemption from registration under Section 4(2) of the Securities Act of 1933.

     In addition, on the effective date of this Registration Statement, the Issuer issued 3,486,600 Common Shares and 697,320 Class B Common Shares to the shareholders of Software Technology, Inc. in exchange for all of STI's issued and outstanding stock. The Issuer also issued 470,274 Common Stock Purchase Warrants in exchange for all of STI's issued and outstanding warrants on the same date. The Issuer claims exemption from registration under Section 4(2) of the Securities Act of 1933.

     The securities issued to Monogenesis Corporation, 2,149,975 of the Common Shares issued to STI shareholders and all of the Warrants will be registered under this Registration Statement. The remaining securities issued will bear a restrictive legend.

Item 16.  Exhibits and Financial Statement Schedules
          ------------------------------------------

              INDEX TO EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
              ---------------------------------------------------

- ----------------------------------------------------------------------------------------------
                                                                            Exhibit      Page
                                                                          Table Number  Number
                                                                          ------------  ------
- ----------------------------------------------------------------------------------------------
I.   Plan of Acquisition, Reorganization, Arrangement,                          2
     Liquidation or Succession
- ----------------------------------------------------------------------------------------------
     (i)  Stock Purchase Agreement and Plan of                                            87
          Reorganization (excluding all Schedules except 1.1)
- ----------------------------------------------------------------------------------------------
II.   Articles of Incorporation and Bylaws                                      3
- ----------------------------------------------------------------------------------------------
      (i)  Certificate of Incorporation of Exigent International,                        116
           Inc.
- ----------------------------------------------------------------------------------------------
      (ii) Bylaws of Exigent International, Inc.                                         125
- ----------------------------------------------------------------------------------------------
III.  Opinion of Counsel - Legality of Securities Being                         5        149
      Registered
- ----------------------------------------------------------------------------------------------
IV.   Material Contracts                                                       10
- ----------------------------------------------------------------------------------------------
      (i)  Agreement Between Exigent International, Inc. and                             151
           Transfer Agent
- ----------------------------------------------------------------------------------------------
      (ii) Common Stock Purchase Warrant Agreement                                       157
           Between Exigent International, Inc. and Warrant
           Agent
- ----------------------------------------------------------------------------------------------
V.    Subsidiaries of the Registrant                                           21        168
- ----------------------------------------------------------------------------------------------
VI.   Consent of Experts                                                       23
- ----------------------------------------------------------------------------------------------
      (i)  Consent of Hoyman, Dobson & Company, P.A.,                                    169
           Certified Public Accountants
- ----------------------------------------------------------------------------------------------
      (ii) Consent of Counsel - See Exhibit 5
- ----------------------------------------------------------------------------------------------
VII.  Financial Data Schedule                                                  27        170
- ----------------------------------------------------------------------------------------------

Item 17.  Undertakings

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on June 7, 1996.

Exigent International, Inc.


By:  /s/ Jeffrey C. Clift
     ----------------------------------------------------
     Jeffrey C. Clift, President, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Jeffrey C. Clift                         on June 7, 1996
- --------------------------------------------
Jeffrey C. Clift, President, Chief Executive Officer



/s/ Don F. Riordan, Jr.                      on June 7, 1996
- --------------------------------------------
Don F. Riordan, Jr., Chief Financial Officer


     The following are at least a majority of the directors of Exigent International, Inc.:


/s/ Jeffrey C. Clift                 on June 7, 1996
- ------------------------------------
Jeffrey C. Clift

/s/ Don F. Riordan, Jr.              on June 7, 1996
- ------------------------------------
Don F. Riordan, Jr.

/s/ David J. Nowacki                 on June 7, 1996
- ------------------------------------
David J. Nowacki

/s/ Daniel J. Stark                  on June 7, 1996
- ------------------------------------
Daniel J. Stark

/s/ William K. Presley               on June 7, 1996
- ------------------------------------
William K. Presley

/s/ Thomas O. Chewning, Jr.          on June 7, 1996
- ------------------------------------
Thomas O. Chewning, Jr.